                                                       REGISTRATION NO. 33-63445

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

             ITT DESTINATIONS, INC.                                   ITT CORPORATION
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                      CHARTER)                                           CHARTER)
                     NEVADA                                              DELAWARE
            (STATE OF INCORPORATION)                             (STATE OF INCORPORATION)
                   88-0340591                                           13-5158950
      (I.R.S. EMPLOYER IDENTIFICATION NO.)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)
           1330 AVENUE OF THE AMERICAS                             RICHARD S. WARD, ESQ.
             NEW YORK, NY 10019-5490                           EXECUTIVE VICE PRESIDENT AND
                 (212) 258-1000                              GENERAL COUNSEL, ITT CORPORATION
                                                                1330 AVENUE OF THE AMERICAS
                                                                  NEW YORK, NY 10019-5490
                                                                      (212) 258-1000
(ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,    (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
OF PRINCIPAL EXECUTIVE OFFICES OF BOTH REGISTRANTS        OF AGENT FOR SERVICE OF BOTH REGISTRANTS)

                            ------------------------

                                   Copies to:

      JOHN W. WHITE, Esq.                                       WALTER F. DIEHL, JR., Esq.
    CRAVATH, SWAINE & MOORE                                           ITT CORPORATION
        Worldwide Plaza                                         1330 Avenue of the Americas
       825 Eighth Avenue                                          New York, NY 10019-5490
    New York, NY 10019-7475

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                                EXPLANATORY NOTE


     The Registration Statement includes a form of Prospectus Supplement to be used in connection with the marketing of any offering of Securities that may occur immediately after the effectiveness of this Registration Statement.



     The Registrant issuing the Debt Securities described herein is incorporated under the name ITT Destinations, Inc. Immediately prior to the Distribution (as defined herein), ITT Destinations, Inc. will change its name to ITT Corporation. In order to avoid confusion, the cover page of any prospectus supplement used with this prospectus prior to the Distribution (including the Prospectus Supplement included in this Registration Statement) will specify that the foregoing name change will take place in connection with the Distribution. Similarly, the cover page of any prospectus supplement used with this prospectus subsequent to the Distribution will specify that the issuer formerly was named ITT Destinations, Inc.



     The Registrant guaranteeing the Debt Securities described herein is incorporated under the name ITT Corporation. In connection with the Distribution, ITT Corporation will change its name (by way of merger) to ITT Industries, Inc. In order to avoid confusion, the cover page of any prospectus supplement used with this prospectus prior to the Distribution (including the Prospectus Supplement included in this Registration Statement) will specify that the foregoing name change will take place in connection with the Distribution. In addition, the cover page of such prospectus supplement will prominently indicate that the Guarantees (as defined herein) irrevocably terminate on the date of the Distribution. Similarly, the cover page of any prospectus supplement used with this prospectus subsequent to the Distribution will specify that the issuer (then named ITT Corporation) is a different corporation than ITT Industries, Inc., which formerly was named ITT Corporation, and that ITT Industries, Inc. will have no obligations with respect to the Debt Securities issued by the then named ITT Corporation.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 9, 1995
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER   , 1995
                                 $1,000,000,000

                             ITT DESTINATIONS, INC.
               $300,000,000       % NOTES DUE NOVEMBER    , 2000
               $300,000,000       % NOTES DUE NOVEMBER    , 2005
             $200,000,000       % DEBENTURES DUE NOVEMBER    , 2015
             $200,000,000       % DEBENTURES DUE NOVEMBER    , 2025
          UNCONDITIONALLY GUARANTEED (WHICH GUARANTEES SHALL TERMINATE
               UPON THE DISTRIBUTION) AS TO PAYMENT OF PRINCIPAL,
                        PREMIUM, IF ANY, AND INTEREST BY

                                ITT CORPORATION
                         ------------------------------

    In connection with the Distribution, which is expected to occur prior to December 31, 1995, ITT Destinations, Inc. will change its name to "ITT Corporation" and the present ITT Corporation will change its name to "ITT Industries, Inc." See "The Distribution."

    Interest on the     % Notes due November   , 2000 (the "    % Notes"), the
    % Notes due November   , 2005 (the "    % Notes"), the     % Debentures due
November   , 2015 (the "    % Debentures") and the     % Debentures due November
  , 2025 (the "    % Debentures" and collectively with the     % Notes, the
    % Notes and the     % Debentures, the "Securities") is payable on
             and              of each year, commencing              , 1996. The
    % Notes,     % Notes and the     % Debentures are not redeemable prior to
maturity. The     % Debentures are not redeemable prior to              , 2005,
and on and after such date will be redeemable at the option of ITT Destinations, Inc., as a whole or in part, on at least 30 days' notice as set forth under "Description of the Securities" herein. Application will be made to list the Securities on The New York Stock Exchange.
                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
       OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
         CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE NEVADA STATE GAMING CONTROL BOARD, THE NEVADA GAMING COMMISSION,
  THE MISSISSIPPI GAMING COMMISSION, NOR THE NEW JERSEY CASINO CONTROL
    COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
     SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES OR THE INVESTMENT
       MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO
        THE CONTRARY IS UNLAWFUL.
                         ------------------------------

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                                        PRICE TO           UNDERWRITING          PROCEEDS TO
                                        PUBLIC(1)            DISCOUNT           COMPANY(1)(2)
-------------------------------------------------------------------------------------------------
Per      % Note..................           %                    %                    %
-------------------------------------------------------------------------------------------------
Total............................           $                    $                    $
-------------------------------------------------------------------------------------------------
Per      % Note..................           %                    %                    %
-------------------------------------------------------------------------------------------------
Total............................           $                    $                    $
-------------------------------------------------------------------------------------------------
Per      % Debenture.............           %                    %                    %
-------------------------------------------------------------------------------------------------
Total............................           $                    $                    $
-------------------------------------------------------------------------------------------------
Per      % Debenture.............           %                    %                    %
-------------------------------------------------------------------------------------------------
Total............................           $                    $                    $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Plus accrued interest from            , 1995 to date of delivery.
(2) Before deducting expenses payable by ITT Destinations, Inc. estimated at
$         .
                         ------------------------------

    The Securities are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice.
The closings of the offerings of the     % Notes, the     % Notes, the     %
Debentures and the     % Debentures are conditioned upon one another. It is
expected that delivery of the Securities will be made only in book-entry form
through the facilities of The Depository Trust Company, on or about November   ,
1995.
                         ------------------------------

BEAR, STEARNS & CO. INC.                                    GOLDMAN, SACHS & CO.
LAZARD FRERES & CO. LLC
                      MERRILL LYNCH & CO.
                                           SALOMON BROTHERS INC
                                                         SMITH BARNEY INC.
BT SECURITIES CORPORATION CHEMICAL SECURITIES INC. CITICORP SECURITIES, INC. JP MORGAN SECURITIES INC.
                         ------------------------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER   , 1995

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF EACH SERIES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                         ------------------------------

                                ITT DESTINATIONS

     After the Distribution (as defined below), ITT Destinations, Inc. ("ITT Destinations") will be engaged, directly and through subsidiaries, in the hospitality and entertainment business and the information services business. ITT Destinations will combine the world's largest hotel and gaming company with a premier sports and entertainment company and information services businesses to create a dynamic and rapidly growing enterprise. ITT Destinations, which will change its name to ITT Corporation in connection with the Distribution, will conduct its hospitality and entertainment business through ITT Sheraton Corporation ("ITT Sheraton"), Ciga S.p.A. ("Ciga"), Caesars World, Inc. ("Caesars") and Madison Square Garden, L.P. ("MSG") and conduct its information services business through ITT World Directories, Inc. ("ITT World Directories") and ITT Educational Services, Inc. ("ITT Educational").

     Through the ITT Sheraton brand name, ITT Destinations will be represented in most major markets of the world. In 1994, over 45 million customers stayed at ITT Sheraton properties in 60 countries. ITT Sheraton, which has been a wholly owned subsidiary of ITT Corporation ("ITT") since 1968, is a worldwide hospitality network of approximately 420 owned, leased, managed and franchised properties, including hotels, casinos and inns. Gaming operations are marketed under the Caesars World and ITT Sheraton brand names and are represented in Las Vegas, Atlantic City, Halifax (Nova Scotia), Sydney (Nova Scotia), Lake Tahoe, Tunica County (Mississippi), Lima (Peru), Cairo (Egypt), Windsor (Ontario) and Townsville (Australia). In addition, the acquisition in 1994 of 70.3% of Ciga and other key hotel properties enhanced ITT's geographic balance along with its image and profile.

     In January 1995, ITT completed the acquisition of Caesars, one of the world's most recognized gaming companies. The acquisition of Caesars greatly enhanced ITT Destinations' profile in the rapidly growing gaming business. Caesars' flagship property is the renowned Caesars Palace in Las Vegas, and Caesars also owns and operates Caesars Atlantic City in Atlantic City, New Jersey, and Caesars Tahoe in Stateline, Nevada. Caesars also owns one-third of a management company that operates Casino Windsor, which was opened in May 1994 in Windsor, Ontario, and operates four non-gaming resorts in Pennsylvania's Pocono Mountains.

     In March 1995, ITT acquired, through its investment in MSG, the New York Knickerbockers basketball and New York Rangers hockey franchises and the Madison Square Garden arena. The MSG investment also included the Paramount special event theater and the MSG cable television entertainment network.

     In August 1995, ITT, in partnership with Dow Jones & Co. ("Dow Jones"), agreed to purchase television station WNYC-TV from New York City. The purchase, subject to approval by the Federal Communications Commission and other customary conditions, is expected to close in early 1996. The purchase price of $207 million will be split evenly by the two companies, and the partnership will be managed on a 50/50 basis.

     ITT World Directories, an 80%-owned subsidiary, engages in the publication of telephone directories, including classified directory services for telephone subscribers in numerous countries outside the United States, as well as in Puerto Rico and the United States Virgin Islands. ITT Educational, which is owned 83% by ITT Destinations and 17% by the public, operates technical colleges offering post-secondary career education.

     ITT Destinations will own approximately 9.4 million shares of Alcatel Alsthom, a French company which owns, among other things, Alcatel N.V., one of the largest telecommunications equipment manufacturers in the world. The value of such shares is recorded at $834 million at September 30, 1995.

     Management of ITT projects that ITT Destinations will generate pro forma (i.e., assuming all acquisitions during 1994 and 1995 had been consummated on January 1, 1994) revenues of approximately $6.5 billion in 1995 and pro forma EBITDA of approximately $875 million in 1995. The projected pro forma EBITDA for 1995 would represent a 45% increase over EBITDA in 1994, also determined on a pro forma basis (i.e., assuming all acquisitions during 1994 and 1995 had been consummated on January 1, 1994). For a discussion of certain important limitations and related assumptions concerning this projected and other pro forma financial data and ITT management's beliefs as to future results, see "Forecasted Capitalization -- Limitations on Projections and Forecasts."

                                ITT CORPORATION

     ITT is a diversified global enterprise engaged, directly and through its subsidiaries, in three major business areas: Insurance, Industries and Hospitality, Entertainment and Information Services. For financial statement purposes, ITT's Insurance, Hospitality, Entertainment and Information Services businesses are treated by ITT as discontinued operations.

     ITT will unconditionally guarantee (prior to the Distribution) the due and punctual payment of the principal, premium, if any, and interest on the Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. The Guarantees will rank equally with all other unsecured and unsubordinated obligations of ITT. The Guarantees will irrevocably terminate and be of no further force or effect upon the completion of the Distribution, subject to certain conditions.

                                THE DISTRIBUTION

     At a special meeting of shareholders of ITT held on September 21, 1995, in New York, New York, the shareholders approved a group of separate but related proposals to divide ITT into its three separate areas: (i) Insurance, (ii) Industries and (iii) Hospitality, Entertainment and Information Services.

     These proposals provide for the proposed distribution (the "Distribution") to ITT's shareholders of all the shares of common stock of ITT Destinations, which is a wholly owned subsidiary of ITT, and all the shares of common stock of ITT Hartford Group, Inc. ("ITT Hartford"), which is also a wholly owned subsidiary of ITT. In the Distribution, holders of ITT common stock will receive one share of ITT Destinations common stock and one share of ITT Hartford common stock for every one share of ITT common stock held. The Distribution will separate ITT into three publicly owned companies. In addition, as part of the Distribution, ITT will change its name to ITT Industries, Inc. ("ITT Industries") and ITT Destinations will change its name to ITT Corporation. In connection with the Distribution, ITT (which is now a Delaware corporation) will reincorporate in Indiana. After the Distribution, ITT Industries will continue to conduct the automotive, defense and electronics, and fluid technology businesses of ITT. ITT Destinations, renamed ITT Corporation, will continue to conduct the Hospitality, Entertainment and Information Services businesses of ITT. ITT Hartford will continue to conduct the insurance businesses of ITT.

     The Distribution is subject to various conditions, including (i) receipt of a favorable ruling from the Internal Revenue Service as to certain federal income tax consequences of the Distribution and (ii) all necessary consents of any governmental or regulatory bodies having been obtained. A complete description of the conditions precedent to the Distribution is contained in the Proxy Statement for the Special Meeting of ITT Corporation Stockholders on September 21, 1995 (the "Proxy"), which is incorporated herein by reference. If the Distribution were not to occur, ITT would remain liable for its obligations with respect to the Securities pursuant to the Guarantees. ITT currently expects the Distribution to occur prior to December 31, 1995; however, there can be no assurance that the Distribution will occur prior to that date or at all.

                                USE OF PROCEEDS

     The net proceeds from sale of the Securities will be applied to the repayment of short-term debt of ITT, currently having a weighted-average interest rate of approximately 5.85% and a weighted-average maturity of approximately eight days. Such short-term debt was incurred by ITT primarily to repurchase in July 1995 $3.4 billion aggregate principal amount of its public debt securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Treatment of Certain Debt Instruments and Tender Offer."

                           FORECASTED CAPITALIZATION

     The following table sets forth the consolidated capitalization of ITT Destinations as of September 30, 1995 on a historical basis, forecasted as to December 31, 1995 (the approximate date of the Distribution), and as adjusted to give effect to the Distribution and the transactions contemplated thereby, including the allocation of $2.8 billion of indebtedness discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Treatment of Certain Debt Instruments and Tender Offer". The significant assumptions used to calculate the forecasted capitalization are described below. The following data is qualified in its entirety by the financial statements of ITT Destinations, other information contained elsewhere in this Prospectus Supplement and the documents incorporated by reference herein.

                                                                                                   (1)
                                                                            FORECASTED          PRO FORMA
                                                  SEPTEMBER 30, 1995     AT DECEMBER 31,          AFTER
                                                        ACTUAL                 1995           DISTRIBUTION
                                                  ------------------     ----------------     -------------
                                                                       ($ IN MILLIONS)
Cash and Cash Equivalents.......................        $  470                $  195             $   195
                                                  ==============         ============          =========
Debt from Non-Affiliated Entities(2)............        $  832                $3,651             $ 3,651
Investments and Advances from ITT
  Industries(2).................................         6,231                 3,117                  --
Common Shares and Capital Surplus...............            --                    --               3,117
Minority Interest...............................           264                   264                 264
                                                       -------               -------          -------------
     Total Capitalization.......................        $7,327                $7,032             $ 7,032
                                                  ==============         ============          =========

---------------

(1) Column gives effect to the distribution of ITT Destinations' common stock and the transfer of certain debt to ITT Destinations.

(2) Prior to the 1995 fourth quarter, ITT Destinations financed its operations with interest-bearing debt from both external and internal sources. Debt from non-affiliated entities represents external borrowings, while Investments and Advances from ITT Industries represents internal sources of capital.

SUMMARY OF SIGNIFICANT CAPITALIZATION FORECAST ASSUMPTIONS

     The foregoing financial forecast of the capitalization of ITT Destinations is based on ITT management's forecasts and assumptions concerning events and circumstances which are expected to occur subsequent to the latest historical balance sheet date but prior to and including December 31, 1995 (the approximate date of the Distribution), including future results of operations and other events. For purposes of this forecasted capitalization, net income in the last three months of 1995 is assumed to approximate the same level as the comparable 1994 period. Assumptions with respect to events that will occur between September 30, 1995 and December 31, 1995, include the following:

     - The use of $275 million in cash balances at various subsidiaries of ITT Destinations to repay existing short-term borrowings.

     - Net capital expenditures totaling $106 million in the last three months of 1995 ($57 million was incurred in the comparable 1994 period).

     - Receipt of a $100 million contribution from ITT Industries.

     In ITT management's judgment, the listed assumptions and forecasts reflect those material events or transactions expected to occur prior to the Distribution. There have been no changes in accounting principles anticipated in this capitalization forecast nor are any such changes currently contemplated.

LIMITATIONS ON PROJECTIONS AND FORECASTS

     THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE PROJECTED AND FORECASTED DATA AND INFORMATION CONTAINED HEREIN ARE INHERENTLY UNCERTAIN AND, ALTHOUGH CONSIDERED REASONABLE BY MANAGEMENT OF ITT, ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF ITT AND ITS SUBSIDIARIES. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED AND FORECASTED FINANCIAL RESULTS WILL BE REALIZED. IN FACT, ACTUAL RESULTS IN THE FUTURE USUALLY WILL DIFFER FROM THE FORECASTED FINANCIAL RESULTS AND THE DIFFERENCES MAY BE MATERIAL. NEITHER ITT DESTINATIONS NOR ANY OF ITS SUBSIDIARIES INTENDS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT TO UPDATE ANY FORECASTED OR PROJECTED FINANCIAL DATA OR INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ABSENCE OF SUCH AN UPDATE SHOULD NOT BE CONSTRUED AS ANY INDICATION REGARDING THE VIEWS OF MANAGEMENT OF ITT DESTINATIONS CONCERNING THE FORECASTED OR PROJECTED DATA OR INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table summarizes certain selected combined financial data of ITT Destinations which has been derived from the Combined Financial Statements of ITT Destinations for the five years ended December 31, 1994, and the nine months ended September 30, 1995 and 1994. The financial data is presented as if ITT Destinations were a separate entity for all periods presented. The pro forma financial information for the nine months ended September 30, 1995 and 1994 was prepared as detailed in Note (1) below. A black line separates the historical financial information presented below from the pro forma financial information. The information set forth below should be read in conjunction with the financial statements appearing elsewhere in this Prospectus Supplement and the information included in the Proxy and the Quarterly Report on Form 10-Q of ITT for the nine months ended September 30, 1995, which are incorporated herein by reference, and is qualified in its entirety by the detailed information and financial statements set forth therein. For a discussion of certain important limitations and related assumptions concerning the pro forma financial data presented below, see "Forecasted Capitalization -- Limitations on Projections and Forecasts".

                        PRO FORMA      PRO FORMA
                       NINE MONTHS    NINE MONTHS       NINE MONTHS
                          ENDED          ENDED             ENDED
                        SEPTEMBER      SEPTEMBER       SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                           30,            30,         ---------------   ------------------------------------------
                         1995(1)        1994(1)        1995     1994     1994     1993     1992     1991     1990
                       ------------   ------------    ------   ------   ------   ------   ------   ------   ------
                                   ($ IN MILLIONS)                                                 ($ IN MILLIONS)
INCOME STATEMENT DATA:
Revenues..............    $4,711         $4,166       $4,629   $3,224   $4,760   $4,169   $4,253   $3,855   $3,966
Income before
  Accounting
  Changes.............                                $  103   $   59   $   74   $   39   $    2   $   43   $   20
BALANCE SHEET DATA:
Total Assets..........                                $8,838   $4,568   $5,012   $3,791   $3,375   $2,462   $2,222
Long-Term Debt,
  including Capital
  Leases..............                                $  663   $  109   $  600   $  169   $  186   $  160   $  120
OPERATING DATA:
Operating Income......    $  405         $  283       $  402   $  190   $  292   $  142   $   34   $  126   $  121
EBITDA(2).............    $  625         $  417       $  608   $  255   $  396   $  222   $   81   $  163   $  147
Cash from Operating
  Activities(3).......    $  389         $  345       $  391   $  319   $  230   $  186   $  143   $  133   $    4
Number of Employees
  (in thousands)......                                    35       19       25       18       18       20       19

---------------
(1) The pro forma financial information assumes that the acquisitions of Caesars, the 70.3% interest in Ciga, certain other hotel properties and MSG, in partnership with another entity, were completed on January 1, 1994. Such information may not be indicative of the results that would have occurred if the acquisitions had been completed on January 1, 1994. This information should be read in conjunction with "Unaudited Pro Forma Combined Income Statement", "Forecasted Capitalization -- Limitations on Projections and Forecasts" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(2) EBITDA is presented here as an alternative measure of the ability of ITT Destinations to generate cash flow and should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) or to cash flows from operating activities (as determined on the Combined Cash Flow Statements in ITT Destinations' Combined Financial Statements contained herein). EBITDA was computed above as earnings before interest, taxes, depreciation and amortization and, in the 1995 nine months, excludes provisions totaling $74 million to restructure operations and provide for the disposal of non-core assets.

(3) Amounts are as determined on the Combined Cash Flow Statements in the ITT Destinations' Combined Financial Statements contained herein (except pro forma amounts).

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

     The following Unaudited Pro Forma Combined Income Statement of ITT Destinations for the nine months ended September 30, 1995, gives effect under the purchase method of accounting to the acquisitions of Caesars and MSG, in partnership with another entity. The Unaudited Pro Forma Combined Income Statement is based on the historical financial statements of these entities and the assumptions and adjustments set forth below and in the accompanying Notes to the Unaudited Pro Forma Combined Income Statement.

     The Unaudited Pro Forma Combined Income Statement assumes the acquisitions were consummated on January 1, 1994. The pro forma adjustments are based on the terms of the acquisitions which, among other things, provide as follows:

     - Caesars -- In January 1995, Caesars shareholders received $67.50 in cash for each share of Caesars common stock. ITT Destinations made cash payments totaling $1,754 million to Caesars shareholders and incurred $10 million in expenses for the transaction.

     - MSG -- In March 1995, ITT Destinations' interest in MSG required an initial investment of $610 million which is expected to be reduced by $250 million in March 1996, as contemplated by the terms of the agreement related to the acquisition of MSG.

     The pro forma adjustments reflect acquisition financing costs to the extent interest expense in respect of such financing is not included in the historical statements. For purposes of developing the adjustment to depreciation and amortization, assets and liabilities have been recorded at their fair market values and the excess purchase price has been assigned to goodwill.

     The MSG acquisition was made through a partnership with Rainbow Programming Holdings, Inc., a subsidiary of Cablevision Systems Corporation, for approximately $1 billion and accounted for under the equity method. MSG recorded its assets and liabilities at their fair market values and the excess purchase price was assigned to goodwill. The Unaudited Pro Forma Combined Income Statement includes ITT Destinations' share of MSG's results, including the amortization of the excess purchase price.

     The Unaudited Pro Forma Combined Income Statement does not take into account any benefits that have or may result from these acquisitions as a result of cost savings and synergies that have been or may continue to be derived from the elimination of duplicative efforts or other factors.

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 1995
                                ($ in millions)

                                                                       EQUITY    PRO FORMA    PRO FORMA
                                                 HISTORICAL   CAESARS  IN MSG   ADJUSTMENTS    COMBINED
                                                 ----------   ------   ------   -----------   ----------
Revenues.......................................    $4,629        $82    $ --       $  --        $4,711
Costs and expenses before depreciation and
  amortization.................................     4,046         73      --          --         4,119
Depreciation & Amortization....................       181          4      --           2           187
                                                 ----------   ------   ------   -----------   ----------
Operating Income...............................       402          5      --          (2)          405
Interest expense, net..........................      (218)        (1)     --         (21)         (240)
Other..........................................         4         --      (1)         --             3
Income tax (expense) benefit...................       (69)        (3)      1           7           (64)
Minority (income) loss.........................       (16)        --      --          --           (16)
                                                 ----------   ------   ------   -----------   ----------
Net Income (Loss)..............................    $  103        $ 1    $ --       $ (16)       $   88
                                                  =======     ======   ======   =========     ========

    See accompanying Notes to Unaudited Pro Forma Combined Income Statement

             NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

     In addition to the historical results of ITT Destinations, Caesars and MSG for the respective period presented, the Unaudited Pro Forma Combined Income Statement reflects the following:

CAESARS

     - The Caesars column on the 1995 pro forma income statement reflects the 1995 results of Caesars prior to the date of acquisition and before purchase accounting adjustments.

MSG

     - The acquisition of MSG was completed on March 10, 1995, in partnership with Rainbow Programming Holdings, Inc., a subsidiary of Cablevision Systems Corporation, for approximately $1 billion. MSG has recorded goodwill representing the excess of the fair value over the assets acquired which is being amortized over 40 years on a straight-line basis. The amortization of such goodwill and of other intangibles is included in the Equity in MSG column. ITT Destinations has a 50% voting interest in MSG, and, accordingly, the acquisition is accounted for on the equity method.

PRO FORMA ADJUSTMENTS

     - The recorded values of Caesars' assets and liabilities approximated fair market value as of the acquisition date except for: (1) land whose estimated fair value was $250 million in excess of its recorded value and
       (2) goodwill representing the excess of the fair value over the assets acquired. Amortization of goodwill is on a straight-line basis over 40 years. A Federal income tax benefit was not provided on goodwill amortization as no basis step-up is allowable for tax purposes.

     - Interest cost on the acquisition financing was calculated based on the acquisitions being funded with approximately 50% debt and 50% advances from ITT Industries. Interest on the debt is 8%, the rate ITT Industries charges ITT Destinations on interest bearing advances. A Federal income tax benefit computed at the statutory rate is also reflected.

LIMITATIONS ON PRO FORMA FINANCIAL INFORMATION

     The pro forma financial information contained in this Prospectus Supplement does not purport to be indicative of the results of operations that would actually have been reported had the transactions underlying the pro forma adjustments actually been consummated on such dates or of the results of operations that may be reported by ITT Destinations in the future. Pro forma information in respect of ITT Destinations assumes that the Distribution and the other referenced events were completed at the beginning of the relevant reporting period.

     The Unaudited Pro Forma Consolidated Financial Statement should be read in conjunction with, and is qualified by, information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus Supplement and these limitations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1995 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1994

     Revenues of $4,629 million in the 1995 nine months increased 44% compared to the 1994 nine months levels, reflecting the contribution of Caesars along with the Ciga and other significant hotel acquisitions completed during and subsequent to the 1994 nine months along with higher room rates particularly in owned properties in North America. Caesars revenues totaled $719 million in the period while Ciga and other acquisitions contributed $395 million. Excluding these acquisitions, revenues increased 10%. Average daily rates of owned, leased and managed hotels improved 14% to $124 in the 1995 nine months.

     Salaries, benefits and other operating costs increased 34% in the 1995 nine month period, representing the costs of the acquired properties and smaller increases in the cost of services. Overall, salaries, benefits and other operating costs represented 75% of revenues to date in 1995, down from 80% in the comparable 1994 period, as higher average rates and occupancy outpaced the increase in direct costs. In addition, improved performance in the Information Services segment, representing lower telephone company fees in Belgium, continuing benefits of cost control programs and favorable foreign exchange experience, contributed to the favorable results.

     Selling, general and administrative expenses include $88 million in the 1995 nine months and $90 million in the 1994 nine months, representing overhead expenses related to world headquarters management and supervision of the entities comprising ITT before the Distribution. These expenses are reflected and charged out of ITT Destinations since this entity includes many of the corporate personnel and functions that are expected to remain with ITT Destinations after the Distribution. Of these amounts, $75 million and $66 million were charged in the respective periods to affiliated companies (ITT Hartford and ITT Industries) and represent fees for advice and assistance provided by ITT Destinations in connection with cash management, legal, accounting, tax and insurance services. The fees for these services are based upon a general relations agreement with each affiliate. See "Basis of Presentation" note to the ITT Destinations Combined Financial Statements.

     The increase in selling, general and administrative expenses in the 1995 nine month period relates primarily to the acquired costs associated with Caesars, Ciga and other hotel acquisitions. ITT Destinations has embarked on an aggressive cost rationalization program aimed at reducing these administrative costs. In June 1995, ITT announced the closedown of the Caesars headquarters in Los Angeles and, in September 1995, provided for severance and other costs associated with the headquarters of the hotels and information services business segments.

     Operating income rose 112% in the period reflecting the impact of the acquisitions discussed above, along with a 10% improvement (excluding acquisitions) in the average room rates of owned, leased and managed hotels. The 1995 period also includes one-time charges totaling $80 million related to the planned disposals of certain non-core assets as well as severance and other costs related to the restructuring of ITT Destinations' business. Excluding the acquisitions and the restructuring charges referred to above, operating income increased 61% in the 1995 nine months on higher average room rates, particularly in owned properties in North America, and the aforementioned improvement in Information Services. Depreciation and amortization rose 108% in the period due primarily to the fixed asset additions made through acquisitions and the goodwill amortization associated with Caesars, Ciga and The Phoenician.

     Interest expense (before interest income of $47 million in 1995 and $18 million in 1994) increased to $265 million from $85 million in the 1994 nine months. This resulted from an allocation of a higher level of debt from ITT Industries due to the 1994 and 1995 acquisitions discussed above and the acquisition of MSG on March 10, 1995 (which required an initial investment of $610 million which is expected to be reduced by $250 million no later than March 1996 as contemplated by the terms of the agreement related to the acquisition of
MSG). Average interest-bearing debt of $3.2 billion in the 1995 period, including debt allocated from ITT Industries, rose significantly from the $.9 billion average in the 1994 nine months. Interest-bearing debt represents external borrowings (averaging $.7 billion in 1995 and $.2 billion in 1994) and interest-bearing advances from ITT Industries (averaging $2.5 billion in 1995 and $.7 billion in 1994). The aggregate acquisition costs, including assumed debt, of Caesars ($1.8 billion), MSG ($610 million), Ciga and other significant hotel acquisitions ($1.3 billion) is the principal cause of the increase. Upon completion of the Distribution, ITT Destinations is expected to carry an approximate debt portfolio of $3.65 billion. See "Forecasted Capitalization."

     Miscellaneous income (expense) is comprised of numerous small non-operating gains and losses and the results of claims and settlements. Operating income, less interest expense and miscellaneous income (expense), resulted in pretax earnings of $188 million in the 1995 nine months, a 65% improvement over the $114 million recorded in the 1994 period for the reasons discussed above.

     Income tax expense rose in the period in proportion to the higher pretax earnings and resulted in an effective tax rate of 37% for the 1995 nine months compared with 39% in the 1994 nine months.

     Net income, after minority equity, was $103 million in 1995, compared with $59 million in the 1994 period.

     Excluding the restructuring, EBITDA more than doubled in the 1995 period to $608 million from $255 million in the comparable 1994 period (comparable pro forma EBITDA was $625 in the 1995 nine months compared with $417 in the 1994 nine months), reflecting the $181 million contribution of Caesars since its January 31, 1995 acquisition date, along with improved results in the Hotels segment. EBITDA represented 13.1% of revenues in the 1995 period compared with 7.9% in the 1994 period.

     Cash from operating activities, as defined by SFAS No. 95, increased to $391 million in the 1995 nine months from $319 million in the comparable 1994 period reflecting the improved operating results and the benefit of cash provided by acquisitions. The SFAS definition of cash from operating activities differs from EBITDA largely due to the inclusion of interest, income taxes and changes in working capital.

     Business Segments -- Revenues, EBITDA and operating income (excluding the effect of corporate overhead, onetime restructuring charges ($51 million in Hotels and $29 million in Information Services) and minority interest) for each of ITT Destinations' three major business segments were as follows ($ in millions):

       NINE MONTHS 1995                                                    NINE MONTHS 1994
-------------------------------                                     -------------------------------
                      OPERATING                                                           OPERATING
REVENUES    EBITDA     INCOME                                       REVENUES    EBITDA     INCOME
--------    ------    ---------                                     --------    ------    ---------
                                 ............ Hotels  ............
 $3,013      $245       $ 154                                        $2,511      $153        $92

     Hotels revenues, EBITDA and operating income benefited significantly from the Ciga and other acquisitions. Excluding these acquisitions, revenues increased 6%, EBITDA 16% and operating income 18%, primarily the result of significantly higher average daily rates. Average daily rates at ITT Sheraton's owned, leased and managed properties totaled $124 in the 1995 period, compared with $109 in the 1994 period.

       NINE MONTHS 1995                                                    NINE MONTHS 1994
-------------------------------                                     -------------------------------
                      OPERATING                                                           OPERATING
REVENUES    EBITDA     INCOME                                       REVENUES    EBITDA      LOSS
--------    ------    ---------                                     --------    ------    ---------
                                 ............ Gaming  ............
 $1,018      $225       $ 159                                         $145        $5         $(1)

     The Gaming segment includes eight months of Caesars results in 1995 along with the Sheraton Desert Inn and Sheraton Casino in Tunica County, Mississippi. In the future, the Gaming segment is expected to contribute an increasing portion of ITT Destination's revenues and operating income.

      NINE MONTHS 1995                                                       NINE MONTHS 1994
-----------------------------                                          -----------------------------
                    OPERATING                                                              OPERATING
REVENUES   EBITDA    INCOME                                            REVENUES   EBITDA    INCOME
--------   ------   ---------                                          --------   ------   ---------
  $598      $178      $ 160    ........ Information Services  ........   $568      $138      $ 116

     The Information Services segment includes ITT World Directories, the 80%-owned yellow page directory operation based in Europe, and ITT Destinations' 83% interest in ITT Educational, a provider of post-secondary degree technical programs. Results in the 1995 period at ITT World Directories benefited from lower telephone company fees in Belgium, continuing effects of cost control programs and favorable foreign exchange experience. Higher student enrollment and tuition price increases offset the operating costs of newly-opened schools at ITT Educational.

LIQUIDITY AND CAPITAL RESOURCES

     The preceding discussion of the results of operations of ITT Destinations describes ITT Destinations over a period of significant transformation and growth. ITT has historically incurred debt at the parent level to a greater extent than at the operating company level, particularly when funding major capital programs or acquisitions. In connection with the Distribution, a portion of parent company debt will be substituted with newly issued borrowings of ITT Destinations so that the aggregate amount of debt of ITT Destinations after the Distribution will be less than the aggregate amount of debt from non-affiliated entities and investments and advances from ITT Industries prior to the Distribution. See "Forecasted Capitalization". The future liquidity of ITT Destinations will, to a large degree, depend on the integration and performance of its recent acquisitions as well as the previously existing businesses of ITT Destinations. ITT Destinations will not be able to rely on the earnings, assets or cash flows of ITT Industries or ITT Hartford after the Distribution nor, however, will its earnings, assets or cash flows be used to contribute to the capital requirements of those entities. In addition, income taxes have been assessed to ITT Destinations in accordance with a tax allocation agreement with ITT Industries that generally requires the computation of income taxes as if ITT Destinations had been a stand-alone entity. In all years presented, credits for income taxes paid in foreign jurisdictions were fully utilizable in the United States in the ITT consolidated tax return. This full utilization of credits may not be achieved in the future, and, to the extent foreign tax credits cannot be used to reduce the U.S. tax obligation, a higher effective income tax rate will be incurred.

     ITT Destinations generated EBITDA of $396 million in 1994, which was prior to the acquisitions of Caesars and MSG and without the benefit of a full year of Ciga and other luxury hotel acquisitions. On a pro forma basis giving effect to such acquisitions, EBITDA was $604 million in 1994. Management of ITT expects that pro forma EBITDA for 1995 will approximate $875 million based on results to date and expectations for the balance of the period. However, for a discussion of certain important limitations and related assumptions concerning this projected and other pro forma financial data and ITT management's beliefs as to future results, see "Forecasted Capitalization". These cash flows are expected to be sufficient to service indebtedness, satisfy tax obligations and cover maintenance capital expenditures and other liquidity needs. Additional liquidity needs would be funded through traditional debt or equity financings, asset sales or any combination thereof.

     Funds used in capital expenditures and acquisitions totaled $2.5 billion in the nine months ended September 30, 1995, and $1.5 billion in the year ended December 31, 1994, for the combined expenditures of $4.0 billion since January 1, 1994. Of this amount, the acquisition of Caesars ($1.7 billion), MSG ($0.6 billion), Ciga ($0.5 billion) and other major hotel acquisitions ($0.5 billion) comprised 83%. The balance was used for smaller acquisitions and to maintain ITT Destinations' facilities. ITT Destinations did not generate sufficient cash flows from its operations to fund these acquisitions and capital expenditures. Such funding has been provided to ITT Destinations by its parent from the operating cash flow at other ITT companies and by debt incurred at the parent company level. At September 30, 1995, commitments have been made for additional capital expenditures totaling approximately $100 million in 1995. In addition, certain equipment is utilized through operating leases with minimum rentals of $53 million in 1995 and $47 million in 1996. ITT Destinations also expects to pay $103.5 million in connection with its proposed acquisition of WNYC-TV in 1996. The commitments discussed above are expected to be funded through the operating cash flow of ITT Destinations.

ENVIRONMENTAL MATTERS

     ITT Destinations is subject to stringent environmental laws and regulations in all jurisdictions in which it operates. Management of ITT believes that ITT Destinations is in substantial compliance with all applicable environmental requirements. Environmental compliance costs are accounted for primarily as normal operating expenses. Management does not believe that such environmental compliance costs will have a material adverse effect on ITT Destinations' financial position, results of operations or cash flow.

EFFECT OF INFLATION

     The rate of inflation as measured by changes in the average consumer price index has not had a material effect on the revenues or operating results of ITT Destinations during the three most recent fiscal years.

TREATMENT OF CERTAIN DEBT INSTRUMENTS AND TENDER OFFER

     In connection with the Distribution, ITT expects that it will allocate an aggregate of $2.8 billion of its indebtedness to ITT Destinations. The planned allocation is reflected under "Forecasted Capitalization".

     In July 1995, ITT successfully completed a tender offer for an aggregate of $4.1 billion of its debt securities, with $3.4 billion, or 82% of the aggregate principal amount having been tendered. The tender offer was financed with the proceeds of commercial paper borrowings of approximately $3.7 billion. Management of ITT expects to refinance these commercial paper obligations, and then allocate the resulting indebtedness, prior to the Distribution, through proceeds of a series of new borrowings by ITT Destinations (including this offering of Securities) and ITT (which, in the case of ITT, will become indebtedness of ITT Industries after the Distribution), as applicable. These obligations could be in the form of commercial paper borrowings, bank borrowings or public or private financings or any combination of the foregoing. The tender offer resulted in ITT paying a tender premium of $307 million after tax ($472 million pre-tax) in the third quarter of 1995, which has been recorded as an extraordinary loss on the early extinguishment of debt on the financial statements of ITT Industries.

                          BUSINESS OF ITT DESTINATIONS

     ITT Destinations' operations include hotels, gaming, entertainment and information services. For revenues, operating income and other financial information by business segment, see "ITT Destinations Financial
Statements -- Business Segment Information."

HOTEL OPERATIONS

     ITT Destinations' revenues from hotel operations are derived worldwide from ITT Sheraton's owned, leased and managed hotels and franchise fees. Revenues in the hotel business are essentially a function of number of rooms, average daily rate charged for rooms and number of rooms occupied. Six of the hotels in the ITT Sheraton network have casino operations. The gaming operations in the ITT Sheraton network and the gaming operations of Caesars are discussed below under " -- Gaming Operations".

     The following table illustrates in percentage terms the sources of revenues of ITT Destinations' hotel operations. The percentages for the 1994 periods assume that the acquisition of the 70.3% interest in Ciga and certain other hotel properties had been completed on January 1, 1994. ITT Sheraton's owned hotel/casinos and Caesars are not included in the table.

                                                                    PRO FORMA
                                          NINE MONTHS ENDED     NINE MONTHS ENDED         PRO FORMA
                                            SEPTEMBER 30,         SEPTEMBER 30,          YEAR ENDED
                                                1995                  1994            DECEMBER 31, 1994
                                          -----------------     -----------------     -----------------
Owned or Leased Hotels..................          31%                   26%                   30%
Managed and Joint Venture Hotels(1).....          66                    70                    67
Franchised Hotels(2)....................           1                     1                     1
Other(3)................................           2                     3                     2
                                                 ---                   ---                   ---
                                                 100%                  100%                  100%
                                                 ===                   ===                   ===

---------------
(1) Includes 100% of the revenues of managed and joint venture hotels.

(2) Includes franchise fees to ITT Sheraton, not revenues of franchise hotels.

(3) Other revenues primarily include reservations fees and Sheraton Club International fees.

     Owned and Leased Hotels

     The following table illustrates for ITT Sheraton's owned and leased properties the number of properties, available room nights, average daily occupancy rate and average daily rate, in each case for the periods indicated. For the 1994 periods, the table gives effect to the relevant transactions discussed above. ITT Sheraton's owned hotel/casinos and Caesars are not included in the table.

                                                                    PRO FORMA
                                          NINE MONTHS ENDED     NINE MONTHS ENDED         PRO FORMA
                                            SEPTEMBER 30,         SEPTEMBER 30,          YEAR ENDED
                                                1995                  1994            DECEMBER 31, 1994
                                          -----------------     -----------------     -----------------
Number of properties at period end......             68                    68                    66
Available room nights(1)................      5,864,957             5,612,430             7,467,848
Average daily occupancy rate(2).........
  All Regions (excl. Ciga)..............           73.3%                 72.5%                 73.0%
  Ciga(4)...............................           63.2%                 61.1%                 60.7%
Average daily rate(3)...................
  All Regions (excl. Ciga)..............        $119.05               $106.89               $111.21
  Ciga(4)...............................        $194.22               $170.25               $173.40

---------------
(1) Based on properties held at period end.
(2) Occupied rooms in the period divided by rooms available for sale in the same period.
(3) Room revenues for the period divided by rooms occupied for the same period.
(4) Ciga was acquired in stages at various times throughout the second half of 1994. Rate and occupancy data is most meaningfully presented separately for these periods.

     The owned and leased properties in the ITT Sheraton network are, in many cases, subject to mortgage and lease indebtedness. As of September 30, 1995, the aggregate mortgage and lease indebtedness in respect of such hotels was $524 million. In connection with the leased properties in the ITT Sheraton network, an ITT Sheraton subsidiary generally leases the land upon which the hotel has been built and the hotel building. Upon expiration of the lease, the buildings and other leasehold improvements owned by such subsidiary revert to the landlord. Usually, such ITT Sheraton subsidiary owns the furniture and equipment, is responsible for repairs, maintenance, operating expenses and lease rentals and retains managerial discretion over operations. Generally, ITT Sheraton pays a percentage rental based on total revenues (as defined) or gross operating profit (as defined) in respect of the relevant facility but with a minimum fixed annual rent. During the nine months ended September 30, 1995, and the year ended December 31, 1994, ITT Sheraton paid aggregate rentals, including rentals attributable to the leased properties referenced above, of $17 million in both periods.

     Managed and Joint Venture Hotels

     ITT Sheraton, through subsidiary companies, manages, under long-term agreements, a number of hotels throughout the world. The following table illustrates for the managed and joint venture hotels in the ITT Sheraton network the number of managed and joint venture properties, available room nights, average daily occupancy rate and average daily rate, in each case for the periods indicated. For the 1994 periods, the table gives effect to the relevant transactions discussed previously.

                                                                    PRO FORMA
                                         NINE MONTHS ENDED      NINE MONTHS ENDED         PRO FORMA
                                           SEPTEMBER 30,          SEPTEMBER 30,          YEAR ENDED
                                               1995                   1994            DECEMBER 31, 1994
                                         -----------------      -----------------     -----------------
Number of properties at period end.....             130(1)                 143                   143
Available room nights(2)...............      13,496,371             14,084,378            18,919,583
Average daily occupancy rate(3)........            70.8%                  70.6%                 70.4%
Average daily rate(4)..................         $120.16                $109.88               $111.12

---------------
(1) The decrease resulted primarily from a reclassification of certain hotels from the managed category to the franchised category.
(2) Based on properties held at period end.
(3) Occupied rooms in the period divided by rooms available for sale in the same period.
(4) Room revenues for the period divided by rooms occupied for the same period.

     Under its standard management agreement, ITT Sheraton operates lodging facilities under long-term arrangements with property owners. ITT Sheraton's responsibilities include hiring, training and supervising the managers and employees required to operate the facilities. ITT Sheraton provides reservation services, national advertising, marketing and promotional services. ITT Sheraton prepares and implements annual budgets for lodging facilities under its management and is responsible for allocating property-owner funds for periodic maintenance and repair of buildings and furnishings. ITT Sheraton's management fee is generally based on a percentage of the hotel's total revenues (as defined), plus, in certain instances, an incentive fee based on the operating performance.

     Expansion Program

     In 1990 and 1991, ITT Sheraton began a deliberate and accelerated expansion and refurbishment program designed to exploit the downturn in the hospitality sector occurring at that time and to position ITT Sheraton for the ensuing upturn which began in 1994. Significant renovations to key properties such as The St. Regis Hotel, Sheraton New York/Manhattan and Sheraton Bal Harbour Beach Resort in Miami were undertaken. Negotiations began to purchase the interests of ITT Sheraton's partners in several hotels in a period when the values of those interests were believed to be depressed due to market conditions. The search for acquisition opportunities that both enhanced ITT Sheraton's image and its geographic reach was a primary focus and, most recently, resulted in the 1994 acquisitions of The Phoenician and Crescent Hotels in Arizona, The Park Grande Hotel in Australia and the Ciga hotel group in Europe. Management of ITT believes that this expansion and refurbishment program has uniquely positioned ITT Sheraton as the premier hotelier in terms of global reach and customer service.

     Selected Key Properties

     The following table sets forth some of the prominent properties in the ITT Sheraton network by geographic region and market segment.

                       BUSINESS/CONVENTION
     LOCATION                HOTELS                RESORT HOTELS            LUXURY HOTELS
-------------------  -----------------------  -----------------------  -----------------------
North America        New York                 Harbor Island, San       St. Regis, New York
                     Boston                   Diego                    Carlton, Washington,
                     Seattle                  The Phoenician, Arizona  D.C.
                     New Orleans              Disney Dolphin, Florida  Palace, San Francisco
                     Chicago                  Moana Surfrider, Hawaii  Princeville, Hawaii
                                              Bal Harbor, Miami        The Royal Hawaiian,
                                                                       Hawaii
Europe               Brussels                 Algarve, Portugal        Prince de Galles, Paris
                     Copenhagen               Costa Smeralda, Italy:   Park Tower, London
                     Frankfurt                -- Cala di Volpe         Hotel Imperial, Austria
                     Rome                     -- Pitrizza              Danieli, Venice
                     Skyline, London          -- Romazzino             Principe di Savoia,
                     Lisbon, Portugal                                  Milan
                                                                       Palace Madrid, Spain
Africa/Middle East   Cairo                    Luxor, Egypt             Kuwait
                     Lagos                                             Jeddah, Saudi Arabia
                     Abu Dhabi
Asia/Pacific         Hong Kong                Fiji                     Royal Orchid, Bangkok
                     Brisbane                 Bali, Indonesia          Sheraton on the Park,
                     Auckland, New Zealand    Gold Coast, Australia    Sydney
                                              Port Douglas, Australia  Grande Tokyo Bay
                                                                       Southgate, Melbourne
Latin America        Buenos Aires             Cancun, Mexico           Mofarrej, Brazil
                     Lima                     Macuto, Venezuela        San Cristobal, Chile
                     Maria Isabel, Mexico
                     City
                     Rio de Janiero

     International Operations

     The hotel operations of ITT Sheraton are conducted worldwide. As a general matter, ITT Sheraton's presence outside of North America consists of contracts to manage hotels and, to a far more limited extent, equity positions in hotels. With the acquisition of 70.3% of Ciga, a deluxe hotel group in Europe with 33 hotels, and The Park Grande Hotel in Sydney, Australia, ITT Sheraton has recently expanded its role as an owner of hotels outside of North America. As of September 30, 1995, ITT Sheraton had an equity interest of 50% or more in 26 properties in Europe (including Ciga), one property in the Asia/Pacific region, five properties in Latin America and one property in the Africa/Middle East region.

     The source of revenues in geographic terms of ITT Destinations' operations (excluding revenues from gaming operations and reservations-based revenues) is set forth in the following table for the periods indicated. The data for 1994 gives effect to the relevant transactions discussed previously. The pro forma financial information includes ITT management's estimates of results which, among other things, assume revenue and expense levels based on historical trends and ITT management's views of current economic conditions. Such information may not be indicative of the results that would have occurred if the acquisitions had been completed on January 1, 1994. ITT Sheraton's hotel/casinos and Caesars are not included in the table.

                                                                    PRO FORMA
                                          NINE MONTHS ENDED     NINE MONTHS ENDED         PRO FORMA
                                            SEPTEMBER 30,         SEPTEMBER 30,          YEAR ENDED
                                                1995                  1994            DECEMBER 31, 1994
                                          -----------------     -----------------     -----------------
REVENUES
  North America(1)......................          44%                   46%                   45%
  Europe................................          21                    18                    18
  Africa/Middle East....................           9                    10                    10
  Latin America.........................           5                     6                     6
  Asia/Pacific..........................          19                    18                    19
  Headquarters and Other................           2                     2                     2
                                                ----                  ----                  ----
          Total.........................         100%                  100%                  100%
                                                ====                  ====                  ====
EBITDA
  North America(1)......................          55%                   55%                   60%
  Europe................................          22                     7                     6
  Africa/Middle East....................           2                     2                     3
  Latin America.........................          16                    19                    21
  Asia/Pacific..........................          13                    22                    15
  Headquarters and Other................          (8)                   (5)                   (5)
                                                ----                  ----                  ----
          Total.........................         100%                  100%                  100%
                                                ====                  ====                  ====

---------------
(1) Includes franchise fees.

     Franchise Business

     The franchise business of ITT Sheraton largely relates to properties based in North America. Only 20 of the franchise hotels and inns (631 rooms) are located outside of North America. The following table illustrates for ITT Sheraton's franchise business the number of properties, available room nights, average daily occupancy rate and average daily rate, in each case for the periods indicated.

                                                                    PRO FORMA
                                          NINE MONTHS ENDED     NINE MONTHS ENDED         PRO FORMA
                                            SEPTEMBER 30,         SEPTEMBER 30,          YEAR ENDED
                                                1995                  1994            DECEMBER 31, 1994
                                          -----------------     -----------------     -----------------
Number of properties at period end......             213                   218                   214
Available room nights(1)................      14,348,416            15,480,404            20,530,000
Average daily occupancy rate(2).........            68.8%                 68.6%                 67.4%
Average daily rate(3)...................          $76.63                $72.47                $72.89

---------------
(1) Based on properties held at period end.
(2) Occupied rooms in the period divided by rooms available for sale in the same period.
(3) Room revenues for the period divided by rooms occupied for the same period.

     Sheraton franchise hotels are licensed to operate under the "Sheraton" tradename and the stylized "S" and Wreath service mark. The franchise hotels operated under the "Sheraton" name are generally smaller than the hotels owned, leased or managed by ITT Sheraton. In each instance, ITT Sheraton approves the plans for, and the location of, franchise hotels and reviews their design.

     ITT Sheraton recently began a process of converting Sheraton franchise hotels to the new "Four Points Hotels" tradename. ITT Sheraton plans to convert nearly all of its franchise hotels to the "Four Points Hotels" name. It is expected that the "Four Points Hotels" will be operated and marketed with a view toward providing hospitality services to the business-oriented traveler. Nearly all new franchise hotels are also expected to be operated under the "Four Points Hotels" name.

     At September 30, 1995, there were 213 franchise hotels operated by other business entities under the "Sheraton" name. In general, each franchisee pays ITT Sheraton an initial minimum fee, plus an additional fee for every room over
100. There is a continuing monthly license fee based on a percentage of the facility's room revenues. Although ITT Sheraton does not directly participate in the management or operation of franchise hotels, it periodically inspects those facilities to ensure that ITT Sheraton's standards are maintained.

     Reservations

     In 1992, ITT Sheraton implemented a state-of-the-art computerized reservations system. In the opinion of ITT Sheraton's management, this system, called Reservatron IV, has significantly improved the worldwide reservations network at ITT Sheraton.

     Reservatron IV allows the delivery of up-to-the-minute status information on each of ITT Sheraton's approximately 420 properties and each of Ciga's approximately 33 properties. It delivers instant confirmation of specific rates, room types and local destination information which formerly was available only by calling the property directly. Reservatron IV also allows for the specification of a large number of regular and special rates on the system, confirmation of guests' special requests and storing of special preferences of members of Sheraton Club International (the frequent guest program). ITT Sheraton continues to add new features to Reservatron IV from time to time.

     The system is owned and operated by a wholly owned subsidiary of ITT Sheraton with offices located worldwide.

GAMING OPERATIONS

     ITT Destinations' gaming operations consist primarily of Caesars Palace in Las Vegas, Caesars Atlantic City in Atlantic City and Caesars Tahoe in Stateline, Nevada (each acquired by ITT in January 1995), ITT Sheraton's Desert Inn Resort & Casino in Las Vegas, the Sheraton Casino in Tunica County, Mississippi and various hotel/casino operations of ITT Sheraton and Caesars outside of the United States.

     Caesars World

     In January 1995, a subsidiary of ITT acquired through a cash tender offer approximately 92.9% of the outstanding shares of Caesars. Upon the merger of the ITT subsidiary into Caesars, effective March 2, 1995, Caesars became a direct, wholly owned subsidiary of ITT. The cost of the transaction to ITT was approximately $1.7 billion.

     Caesars' wholly owned subsidiaries operate three destination gaming resorts: Caesars Palace in Las Vegas, Nevada; Caesars Tahoe in Stateline, Nevada; and Caesars Atlantic City in Atlantic City, New Jersey. A Caesars subsidiary carries on operations of small casinos on two cruise ships in conjunction with the operator of the ships. Caesars also owns one-third of a management company which operates Casino Windsor, a casino opened on May 17, 1994, in Windsor, Canada, which is owned by the Government of the Province of Ontario. Caesars' subsidiaries also own and operate four non-gaming resorts in the Pocono Mountains of Pennsylvania.

     Nevada Properties. Caesars Palace, which opened in 1966 and was purchased by Caesars in 1969, is a casino/hotel complex located on approximately 80 acres on the "Strip" in Las Vegas, Nevada. At September 30, 1995, Caesars Palace had 1,486 hotel rooms and suites, 10 restaurants, a 1,126-seat showroom, a convention complex with approximately 100,000 square feet of meeting and banquet space, numerous bars and lounges, a shopping arcade, two swimming pools, tennis facilities, a 4,500-seat sports pavilion, a 15,000-seat outdoor stadium, health spas, and an "Omnimax" theater. Its casino is approximately 118,000 square feet, and it offers wagering limits among the highest in Nevada.

     For the nine months ended September 30, 1995, the average occupancy rate at Caesars Palace of 89.4% included occupancy of approximately 36.9% of the available rooms and suites by guests receiving complimentary rooms. The average occupancy rate at Caesars Palace was 90.8%, 92.0% and 88.6% for the years ended December 31, 1994, 1993, and 1992, respectively, including occupancy of 42.7%, 37.1% and 33.8%, respectively, of the available rooms and suites by guests receiving complimentary rooms.

     Recent major capital projects at Caesars Palace include room and public area refurbishments, replacement of slot machines, enhancements to security systems in the casino and completion of luxury suites. Scheduled capital projects include Caesars Magical Empire, a new state-of-the-art magical and dining entertainment facility scheduled to open in January 1996, a second parking garage, guest room and public area refurbishments and replacement of slot machines.

     Caesars Tahoe casino/hotel opened in 1979 and is located in Stateline, Nevada, adjacent to Lake Tahoe. In 1979, Caesars entered into a long-term lease of the 24-acre property on which the casino/hotel stands. At September 30, 1995, Caesars Tahoe had 440 hotel rooms and suites, six restaurants, a 1,500-seat showroom, 25,000 square feet of convention rooms, a Roman-themed nightclub, a 40,000-square-foot casino including a race and sports book, bars, shops, four outdoor tennis courts and an indoor health spa containing a swimming pool and a racquetball court.

     For the nine months ended September 30, 1995, the average occupancy rate at Caesars Tahoe of 88.9% included occupancy of approximately 23.8% of the available rooms and suites by guests receiving complimentary rooms. The average occupancy rate at Caesars Tahoe was 88.8%, 90.4% and 89.7% for the years ended December 31, 1994, 1993, and 1992, respectively, including occupancy of 32.0%, 33.6% and 39.2%, respectively, of the available rooms and suites by guests receiving complimentary rooms.

     Recent major capital projects at Caesars Tahoe include costs for a themed restaurant, room renovations and remodeling/refurbishing of the casino floor. Scheduled capital projects include room renovations and replacement of slot equipment.

     Caesars Atlantic City. Caesars Atlantic City is a 638-room casino/hotel on the Boardwalk in Atlantic City, New Jersey. At September 30, 1995, it had a 74,000-square-foot casino, including table games, slots, keno, poker and race simulcasting, 13 restaurants and bars, 10,000 square feet of meeting and banquet space, an 1,100-seat showroom, a shopping arcade, a Roman-themed transportation center which accommodates 2,500 cars and 11 buses, a health club and tennis courts. The property on which Caesars Atlantic City stands consists of approximately 8.1 acres, including contiguous parcels totaling approximately 5.4 acres bounded on three sides by Missouri, Arkansas and Pacific Avenues, with an entire block of Boardwalk frontage.

     For the nine months ended September 30, 1995, the average occupancy rate at Caesars Atlantic City of 94.4% included occupancy of approximately 80.1% of the available rooms and suites by guests receiving complimentary rooms. The average occupancy rate at Caesars Atlantic City was 92.7%, 90.8% and 86.4% for the years ended December 31, 1994, 1993, and 1992, respectively, including occupancy of 77.0%, 62.6% and 67.1%, respectively, of the available rooms and suites by guests receiving complimentary rooms.

     Recent major capital expenditures at Caesars Atlantic City include completion of a casino expansion (including additional slot machines, table games, poker games, and a keno and simulcasting area), remodeling and refurbishing of guest rooms and the baccarat casino area and purchase of slot equipment. Scheduled capital projects include casino renovation to add slot machines, computer equipment, themed restaurants, replacement of slot machines and renovation of guest rooms and suites.

     Sheraton Desert Inn Resort & Casino

     The Sheraton Desert Inn Resort & Casino, which was purchased, through a wholly owned subsidiary, by ITT Sheraton in November 1993, is a casino/hotel complex located on approximately 200 acres on the "Strip" in Las Vegas, Nevada. At September 30, 1995, the Sheraton Desert Inn had 821 hotel rooms and suites, five restaurants, a 636-seat showroom, a convention complex with approximately 24,500 square feet of meeting and banquet space, numerous bars and lounges, a shopping arcade, three swimming pools, tennis facilities, an 18 hole golf course and other facilities. Its casino is approximately 20,000 square feet.

     For the nine months ended September 30, 1995, the average occupancy rate at Sheraton Desert Inn of 76.2% included occupancy of approximately 18.7% of the available rooms and suites by guests receiving complimentary rooms. In 1994, the average occupancy rate at Sheraton Desert Inn of 78.4% included occupancy of approximately 18.3% of the available rooms and suites by guests receiving complimentary rooms. The average hotel occupancy rate at Sheraton Desert Inn was 82.6% and 80.4% in 1993 and 1992, respectively, including occupancy of 18.9% and 16.8%, respectively, of the available rooms and suites by guests receiving complimentary rooms.

MADISON SQUARE GARDEN

     In March 1995, ITT, in partnership with an indirect subsidiary of Cablevision Systems Corporation, acquired MSG for approximately $1 billion. MSG's activities include owning and operating the Madison Square Garden Arena, which seats approximately 20,000 people, The Paramount, a special events theater which seats approximately 5,600 people, the New York Knicks of the National Basketball Association (the "NBA") and the New York Rangers of the National Hockey League (the "NHL"). It also supplies and distributes television programming for cable systems principally in New York, New Jersey and Connecticut through the MSG Network. Its programming includes its own sporting events and rights to the New York Yankees baseball games through the year 2000. In addition, MSG produces, promotes and/or presents live entertainment, which includes television event production of the Miss Universe, Miss USA and Miss Teen USA pageants and auto thrill shows through SRO Motorsports, an operating unit of MSG.

     Ownership Structure

     On March 10, 1995, MSG Holdings, L.P. ("Holdings"), a partnership among subsidiaries of Rainbow Programming Holdings, Inc. ("Rainbow Programming"), a wholly owned subsidiary of Cablevision Systems Corporation, and wholly owned subsidiaries of ITT acquired the business and assets of Madison Square Garden Corporation.

     Holdings funded the purchase price of the acquisition through (i) borrowings of $289.1 million under a bank credit agreement, (ii) an equity contribution from Rainbow Programming of $110 million and (iii) an equity contribution from ITT of $610 million. Pursuant to agreements among ITT, Rainbow Programming and Cablevision Systems Corporation, within 12 months (or 18 months under certain circumstances) following the MSG closing, Rainbow Programming may elect to acquire interests in Holdings from ITT sufficient to equalize the equity ownership of ITT and Rainbow Programming in Holdings (the "Equalization Interest"). Rainbow Programming has the option during such period to (i) acquire all or a portion of the Equalization Interest for cash (including interest on such Equalization Interest at the rate of 11 1/2% per year calculated from March 10, 1995), (ii) maintain its investment at the initial level or (iii) require ITT to purchase all or any portion of Rainbow Programming's initial interest in Holdings at the price paid by Rainbow Programming plus an adjustment for Rainbow Programming's share of Holdings' operating income after interest expense following the MSG acquisition closing. Management of ITT expects to receive payment in respect of the Equalization Interest as contemplated by the terms of the applicable agreements.

     Initially, Holdings will be managed on a 50/50 basis by Rainbow Programming and ITT. If Rainbow Programming does not equalize its ownership interest in Holdings as discussed above, its management role will effectively be eliminated. The name of Holdings has been changed to Madison Square Garden, L.P.

     MSG Network

     The MSG Network is an advertiser-supported cable television entertainment program service that was launched in October 1969. The MSG Network's programming is distributed primarily via satellite for distribution by cable television operators and other video distributors principally in New York, New Jersey and Connecticut. The MSG Network currently has over 5,000,000 homes that are subscribers in the New York, New Jersey and Connecticut metropolitan area.

     The MSG Network derives revenue from two principal sources: sale of advertising time on the network and receipt of per-subscriber license fees paid by cable operators and other distributors pursuant to negotiated carriage arrangements.

     The sale of advertising time is affected by viewer demographics, viewer ratings and market conditions. In order to evaluate the level of its viewing audience, the MSG Network makes use of the metered method of audience measurement. This method, which provides a sample through the use of meters attached to television sets, produces a continuous measurement of viewing activity within those households. The MSG Network utilizes the services of A.C. Nielsen, the metered estimates of which are widely accepted by advertisers as a basis for determining advertising placement strategy and rates.

     The MSG Network programming generally consists of sporting events and is filled through program rights to various sporting events, particularly rights with respect to the New York Yankees baseball games, and its own sporting events and related productions, particularly New York Knicks and New York Rangers games and events held at the Madison Square Garden Arena.

     The MSG Network has acquired programming rights from the New York Yankees to broadcast its baseball games through the year 2000, for an aggregate of $493.5 million. In addition to rights fees paid to the New York Yankees, the MSG Network pays a fee to (i) the NBA for distribution of New York Knicks games to, as a general matter, households located outside of a 75 mile radius of New York City and (ii) the NHL for distribution of New York Rangers games to, as a general matter, households located outside of a 50 mile radius of New York City.

     New York Knicks

     MSG owns the New York Knicks, a member of the NBA. The New York Knicks play their home games in the Madison Square Garden Arena, which is owned and operated by MSG.

     The NBA, through its constitution, has established rules governing club operations, including drafting of players and trading player contracts. The New York Knicks are subject to payment of ongoing assessments and dues to the NBA and to compliance with the constitution and by-laws of the NBA, as the same may be modified from time to time by the membership, as well as with rules promulgated by the Commissioner of the NBA. These rules include standards of conduct for players and front office personnel; methods of operation; procedures for drafting new players and for purchasing, selling and trading player contracts; rules for implementing disciplinary action relative to players, coaches and front office personnel; and certain financial requirements.

     In addition to ticket revenues from home games (basketball clubs in the NBA do not share in gate receipts from games away from home), a portion of the New York Knicks' revenues is derived from a pro-rata share of the network broadcast rights fees received by the NBA, pursuant to a broadcast rights fee agreement through the 1997-1998 seasons awarded to NBC Sports, a division of the National Broadcasting Company, and from a pro-rata share of the broadcast rights fees received by the NBA, pursuant to the broadcast rights fee agreement through the 1997-1998 season awarded to TBS Superstation and Turner Network Television, Inc., affiliates of Turner Broadcasting System, Inc. The New York Knicks also receive revenue from local cable rights fees for games broadcast by the MSG Network and from local radio rights fees for games broadcast by WFAN-AM.

     Other sources of revenues for the New York Knicks' operations include promotional and novelty revenues, including royalties from NBA Properties, Inc., and a pro rata share of expansion fees paid by new NBA franchises.

     New York Rangers

     MSG owns the New York Rangers, a member of the NHL. In addition to owning the New York Rangers, MSG licenses the Rangers name in connection with the operation of a minor league hockey team in Binghamton, New York. The New York Rangers play their home games in the Madison Square Garden Arena.

     The NHL, through its constitution, has established rules governing club operations, including drafting of players and trading player contracts. The New York Rangers are subject to payment of ongoing assessments and dues to the NHL and to compliance with the constitution and by-laws of the NHL, as the same may be modified from time to time by the membership, as well as with rules promulgated by the Commissioner of the NHL. These rules include standards of conduct for players and front office personnel; methods of operation; procedures for drafting new players and for purchasing, selling and trading player contracts; rules for implementing disciplinary action relative to players, coaches and front office personnel; and certain financial requirements.

     In addition to ticket revenues from home games, a portion of the New York Rangers' revenues is derived from a pro-rata share of the revenues generated through contracts negotiated with television networks. The principal broadcast agreements are with the Entertainment and Sports Programming Network ("ESPN") and the Fox Television Network, covering the 1994-1995 through 1998-1999 seasons. In early 1994, the NHL negotiated a four-year extension of the exclusive Canadian television broadcast agreement with Molson Companies Ltd. The New York Rangers also receive revenue from local cable rights fees for games broadcast by the MSG Network and from local radio rights fees for games broadcast by WFAN-AM.

     Other sources of revenues for the New York Rangers' operations include promotional and novelty revenues including royalties from NHL Enterprises, Inc., and a pro rata share of expansion fees paid by new NHL franchises.

     Madison Square Garden Arena

     The principal tenants of the Madison Square Garden Arena are the New York Knicks and the New York Rangers. In addition to the New York Knicks basketball games and New York Rangers hockey games, MSG derives revenues from various other activities and events held at the Madison Square Garden Arena and The Paramount. These events include various other sporting events, concerts, family shows, the circus, trade shows, conventions and other special events. MSG generates revenue through luxury suite licensing, concessions (fast food, restaurants and catering), ticket sales and merchandise sales.

     Other

     MSG produces, promotes and/or presents live entertainment. Some of the more prominent events or activities include television event production of the Miss Universe, Miss USA and Miss Teen USA pageants and auto thrill shows through SRO Motorsports, an operating unit of MSG.

WNYC-TV

     In August 1995, ITT, in a 50/50 partnership with Dow Jones, agreed to purchase television station WNYC-TV from New York City. The purchase, subject to approval by the Federal Communications Commission and other customary conditions, is expected to close in early 1996. The purchase price of $207 million will be split evenly by the two companies and the partnership will be managed on a 50/50 basis. ITT and Dow Jones plan to rename the station WBIS+, and to replace the station's mix of public-service and ethnic programming with a broad range of business news during the day and professional sports and other events at night.

INFORMATION SERVICES

     ITT World Directories

     After the Distribution, ITT Destinations, through an 80%-owned subsidiary, ITT World Directories, will engage in the publication of telephone directories, including classified directory services for telephone subscribers in numerous countries outside the United States, as well as in Puerto Rico and the United States Virgin Islands. ITT World Directories is among the world's largest publishers of yellow pages directories (in terms of advertising revenues). BellSouth Corporation owns the remaining 20% of ITT World Directories through a subsidiary.

     ITT World Directories publishes traditional telephone directories -- alphabetical and classified -- and also publishes specialized directories, including directories of facsimile numbers and business-to-business directories. ITT World Directories' principal source of revenues in connection with its operations is advertising revenue generated by advertisements published in its directories. Its principal publications are in Belgium, The Netherlands, Portugal, The Republic of Ireland, Puerto Rico and the United States Virgin Islands. ITT publishes directories in these jurisdictions either pursuant to a contract with the existing national telecommunications provider or as a proprietary directory in such jurisdiction after expiration of such a contract. ITT World Directories is currently the largest publisher of telephone directories in each of the various countries that it serves. ITT World Directories is continuing a program of product diversification and, where possible, geographic expansion, as exemplified by its recent return to South Africa and the participation with the entity providing management services to the publisher of telephone directories in that country.

     Historically, the business of ITT World Directories had consisted of contracts for the publication of telephone directories with monopoly providers of telecommunications services. In many jurisdictions, the monopoly provider of telecommunications services was obligated to publish white pages telephone directories and the obligation or right (depending on the jurisdiction) to publish yellow pages directories (and thus claim significant advertising revenues) went along with the requirement to publish white pages. As a means of satisfying its publication obligations, various monopoly providers contracted with ITT World Directories to publish telephone directories. Some of the current business of ITT World Directories remains consistent with this historical source of business. However, one of the most important factors currently affecting the business of ITT World Directories is the changing competitive environment in the member states of the European Union in which it publishes telephone directories. Specifically, in Belgium and The Netherlands, the historical contractual relationship between ITT World Directories and the national telecommunications entity, namely Belgacom and PTT Telecom, respectively, were not renewed or extended when the last contract term expired. As contracts are scheduled for renewal in other jurisdictions within the European Union, the contracts there may also not be renewed or extended, thereby possibly adversely affecting ITT World Directories.

     A second important factor affecting the business of ITT World Directories is the challenge presented by new interactive and other technologies (including as the traditional yellow pages market moves to a paperless product). The operating performance of ITT World Directories is not expected to be materially adversely affected by the emergence of new technologies in the immediate future. However, if ITT World Directories is not successful in implementing a strategy to apply new technologies to its business, its longer-term operating results may be adversely affected. These new technologies are likely to include information delivery methods such as CD ROMs and computer diskettes and operator-assisted yellow pages. ITT World Directories has activities in this arena. Specifically, in Portugal, ITT World Directories has had an operator-assisted yellow pages in operation for three years; in Belgium and The Netherlands, it is publishing its classified directories on CD ROM and it is publishing a fax directory in Portugal on CD ROM; and it is working with the directory operation in South Africa on enhancing the operator-assisted yellow pages that have been in operation there for approximately nine years.

     ITT Educational

     Prior to its initial public offering, which was consummated on December 27, 1994, ITT Educational was a wholly owned subsidiary of ITT. ITT Destinations beneficially owns 83.3% of the outstanding shares of common stock of ITT Educational. The shares of common stock of ITT Educational are traded on the NYSE under the symbol "ESI". The term "ITT Technical Institutes" (in singular or plural form) refers to educational institutions owned and operated by ITT Educational.

     ITT Educational is a leading proprietary provider of technical post-secondary degree programs in the United States based on student enrollment. ITT Educational offers degree programs and non-degree diploma programs to over 21,000 students through a system of 58 ITT Technical Institutes located in 26 states. These programs are designed, after consultation with employers, to provide students with the knowledge and skills necessary for entry-level employment in technical positions in a variety of industries.

     ITT entered the education services business in 1966 through the acquisition of a predecessor of ITT Educational which owned three technical institutes. In 1981, ITT Educational began a strategy of significant expansion, acquiring three and establishing 45 new technical institutes since that date. Of the 58 institutes currently operating, 25 were established since 1989. As a result of adding new institutes and increasing enrollment at existing institutes, the number of students attending Technical Institutes rose from 15,582 students at December 31, 1989, to 21,863 students at September 30, 1995, while the number of new high school graduates in the general population declined. ITT Educational has recently accelerated its expansion program, opening five new technical institutes in 1993, six institutes in 1994 and four institutes in 1995. Classes at two of the institutes opened in 1995 will not begin until March, 1996.

ALCATEL ALSTHOM

     In July 1992, ITT sold its 30% equity interest in Alcatel N.V., a Netherlands company which is one of the largest telecommunications equipment manufacturers in the world, to Alcatel Alsthom, a major French company which owned the other 70% of Alcatel N.V. At the closing of the sale, ITT received $1 billion in cash and 9.1 million capital shares of Alcatel Alsthom, recorded at $806 million, which, at December 31, 1994, represented approximately 6% of the outstanding capital shares of Alcatel Alsthom. In addition, ITT received a cash payment of approximately $767 million in July 1993 and a cash payment of approximately $817 million in July 1994. ITT Destinations expects to retain its equity interest in Alcatel Alsthom until at least July 1997, unless Alcatel Alsthom and ITT Destinations agree otherwise. Mr. Rand V. Araskog, Chairman, President and Chief Executive of ITT, is a member of the board of directors of Alcatel Alsthom. Alcatel N.V. was formed in 1986, when ITT and Alcatel Alsthom, then known as Compagnie Generale d'Electricite, transferred their respective telecommunications operations to the joint venture company.

                         DESCRIPTION OF THE SECURITIES

     The following description of the particular terms of the Securities offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in the Prospectus to which description reference is hereby made.

GENERAL

     The      % Notes, the      % Notes, the      % Debentures and the      %
Debentures will be general unsecured obligations of ITT Destinations and will be
issued, as separate series, under an Indenture dated as of November   , 1995
among ITT Destinations, ITT and The First National Bank of Chicago, as trustee (the "Trustee").

GUARANTEES

     ITT will unconditionally guarantee (prior to the Distribution) the due and punctual payment of the principal, premium, if any, and interest on the Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. The Guarantees will rank equally with all other unsecured and unsubordinated obligations of ITT. The Guarantees will irrevocably terminate and be of no further force or effect upon the completion of the Distribution, subject to certain conditions.

TERMS OF THE      % NOTES

     General.  The      % Notes will be limited to $300,000,000 aggregate
principal amount and will mature on November   , 2000. The      % Notes will
bear interest at the rate per annum shown on the cover page of this Prospectus
Supplement from               , 1995 or from the most recent Interest Payment
Date to which interest has been paid or provided for, payable semiannually on
              and            of each year, commencing on               , 1996,
to the persons in whose names the      % Notes are registered at the close of
business on the last day of           and            , as the case may be, next
preceding such Interest Payment Date.

     Redemption.  The      % Notes may not be redeemed prior to maturity.

TERMS OF THE      % NOTES

     General.  The      % Notes will be limited to $300,000,000 aggregate
principal amount and will mature on November   , 2005. The      % Notes will
bear interest at the rate per annum shown on the cover page of this Prospectus
Supplement from               , 1995 or from the most recent Interest Payment
Date to which interest has been paid or provided for, payable semiannually on
              and               of each year, commencing on               ,
1996, to the persons in whose names the      % Notes are registered at the close
of business on the last day of               and               , as the case may
be, next preceding such Interest Payment Date.

     Redemption.  The      % Notes may not be redeemed prior to maturity.

TERMS OF THE      % DEBENTURES

     General.  The      % Debentures will be limited to $200,000,000 aggregate
principal amount and will mature on November   , 2015. The      % Debentures
will bear interest at the rate per annum shown on the cover page of this
Prospectus Supplement from               , 1995 or the most recent Interest
Payment Date to which interest has been paid or provided for, payable
semiannually on               and               of each year, commencing
              , 1996, to the persons in whose names the      % Debentures are
registered at the close of business on the last day of           and           ,
as the case may be, next preceding such Interest Payment Date.

     Redemption.  The      % Debentures may not be redeemed prior to maturity.

TERMS OF THE      % DEBENTURES

     General.  The      % Debentures will be limited to $200,000,000 aggregate
principal amount and will mature on November   , 2025. The      % Debentures
will bear interest at the rate per annum shown on the cover page of this
Prospectus Supplement from               , 1995 or from the most recent Interest
Payment Date to which interest has been paid or provided for, payable
semiannually on               and               of each year, commencing on
              , 1996, to the persons in whose names the      % Debentures are
registered at the close of business on the last day of           and           ,
as the case may be, next preceding such Interest Payment Date.

     Redemption.  The      % Debentures may not be redeemed prior to November
  , 2005. On and after that date and prior to maturity, ITT Destinations may, at
its option, redeem the      % Debentures at any time, either as a whole or from
time to time in part, upon not less than 30 nor more than 60 days' prior written notice, at a Redemption Price equal to the percentage of the principal amount
set forth below if redeemed during the 12-month period beginning November   of
the years indicated:

                    PERCENTAGE OF
        YEAR      PRINCIPAL AMOUNT
        ----    ---------------------
        2005
        2006
        2007
        2008
        2009

                    PERCENTAGE OF
        YEAR      PRINCIPAL AMOUNT
        ----    ---------------------
        2010
        2011
        2012
        2013
        2014

and thereafter at a Redemption Price of 100% of their principal amount, together in the case of any such redemption with interest accrued to the Redemption Date (but interest installments whose Stated Maturity is on or prior to the
Redemption Date will be payable to the Holders of record of such        %
Debentures at the close of business on the relevant record date for such
interest installment). If less than all the        % Debentures are redeemed,
the Trustee shall select, in such manner as it shall deem fair and appropriate,
the particular        % Debentures to be redeemed.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, New York, New York, will act as depositary (the "Depositary") for the Securities. Each series of the Securities will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of the Depositary. The provisions described under "Description of Debt Securities -- Global Securities" in the Prospectus will be applicable to the Securities. Accordingly, beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised ITT Destinations and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Partici-pants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on the file with the United States Securities and Exchange Commission.

     Principal and interest payments on the Securities registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominees as the registered owner of the Global Securities. Under the terms of the Securities, ITT Destinations and the Trustee will treat the persons in whose names the Securities are registered as the owners of such Securities for the purpose of receiving payment of principal and interest on such Securities and for all other purposes whatsoever. Therefore, neither ITT Destinations, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Securities to owners of beneficial interests in the Global Securities. The Depositary has advised ITT Destinations and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee, or ITT Destinations, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of ITT Destinations or the Trustee, disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

     Securities represented by a Global Security will be exchangeable for Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies ITT Destinations that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by ITT Destinations within 90 days or ITT Destinations in its discretion at any time determines not to require all of the Securities of such series to be represented by a Global Security and notifies the Trustee thereof. Any Security that is exchangeable pursuant to the preceding sentence is exchangeable for Securities issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Securities will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to ITT Destinations, all payments of principal and interest on the Securities will be made by ITT Destinations in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Securities will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Securities will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Securities.

CONCERNING THE TRUSTEE

     ITT Destinations and certain of its subsidiaries may maintain bank accounts, borrow money and have other customary banking relationships with the Trustee in the ordinary course of business.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, ITT Destinations has agreed to sell to each of the Underwriters named below, and each of the Underwriters (for whom Bear, Stearns & Co. Inc. and
Goldman, Sachs & Co. are acting as joint lead managers in the case of the      %
Notes and the      % Debentures; and Goldman, Sachs & Co. and Bear, Stearns &
Co. Inc. are acting as joint lead managers in the case of the      % Notes and
the   % Debentures) has severally agreed to purchase, the principal amount of the Securities set forth opposite its name below:

                                        PRINCIPAL AMOUNT  PRINCIPAL AMOUNT  PRINCIPAL AMOUNT  PRINCIPAL AMOUNT
                                               OF                OF                OF                OF
              UNDERWRITER                   % NOTES           % NOTES         % DEBENTURES      % DEBENTURES
--------------------------------------- ----------------  ----------------  ----------------  ----------------
Bear, Stearns & Co. Inc................   $                 $                 $                 $
Goldman, Sachs & Co....................
Lazard Freres & Co. LLC................
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated.........................
Salomon Brothers Inc...................
Smith Barney Inc.......................
BT Securities Corporation..............
Chemical Securities Inc................
Citicorp Securities, Inc...............
J.P. Morgan Securities Inc.............
                                        ----------------  ----------------  ----------------  ----------------
          Total........................   $300,000,000      $300,000,000      $200,000,000      $200,000,000
                                         =============     =============     =============     =============

     The Underwriting Agreement provides that the obligations of the several Underwriters are subject to certain conditions precedent. The Underwriters will be obligated to purchase all of the Securities if any of the Securities are
purchased. Accordingly, the closing of the offerings of the      % Notes, the
     % Notes, the      % Debentures and the   % Debentures are conditioned upon
one another.

     ITT Destinations has been advised by the Underwriters that they propose initially to offer the Securities directly to the public at the public offering price set forth on the cover page hereof and to certain dealers at a price which represents a concession not in excess of .5% of the principal amount. The Underwriters may allow, and such dealers may reallow, a concession, not in excess of .25% of the principal amount, to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     ITT Destinations intends to apply for the listing of the Securities on The New York Stock Exchange. ITT Destinations has been advised by the Underwriters that they currently intend to make a market in the Securities, but are not obligated to do so and may discontinue such market making at any time without notice. ITT Destinations cannot predict the liquidity of any trading market for the Securities.

     The Underwriting Agreement provides that ITT Destinations will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     ITT Destinations and certain of its subsidiaries may maintain bank accounts, borrow money and have other customary banking relationships with affiliates of BT Securities Corporation, Chemical Securities Inc., Citicorp Securities, Inc. and J.P. Morgan Securities Inc. in the ordinary course of business.

     Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to ITT and its affiliates, for which such Underwriters or their affiliates have received and will receive customary fees and commissions.

                                 LEGAL OPINIONS

     The legality of the Securities offered hereby will be passed upon for ITT Destinations and ITT by Richard S. Ward, Esq., Executive Vice President and General Counsel of ITT, or such other attorney as ITT Destinations and ITT may designate, and for the Underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019-7475. Mr. Ward has an interest in certain securities of ITT. Cravath, Swaine & Moore acts from time to time as legal counsel to ITT on various matters, including the Distribution.

                                    INDEX TO
                       FINANCIAL STATEMENTS AND SCHEDULE

                                                                                       PAGE
                                                                                       -----
ITT DESTINATIONS, INC.
Report of Independent Public Accountants.............................................  F-2
Combined Income for the Nine Months Ended September 30, 1995 and 1994 and the Three
  Years Ended December 31, 1994......................................................  F-3
Combined Balance Sheet as of September 30, 1995 and December 31, 1994 and 1993.......  F-4
Combined Cash Flow for the Nine Months Ended September 30, 1995 and 1994 and the
  Three Years Ended December 31, 1994................................................  F-5
Investments and Advances from ITT Industries, Inc. for the Nine Months Ended
  September 30, 1995 and the Three Years Ended December 31, 1994.....................  F-6
Notes to Financial Statements........................................................  F-7
Business Segment Information.........................................................  F-17
Geographical Information and Quarterly Results for 1994 and 1993.....................  F-18
FINANCIAL STATEMENT SCHEDULE
Valuation and Qualifying Accounts -- ITT Destinations, Inc...........................  SF-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ITT Corporation:

     We have audited the accompanying combined balance sheets of ITT Destinations, Inc. (a Nevada corporation and a wholly-owned subsidiary of ITT Corporation), as defined in the notes, as of December 31, 1994 and 1993, and the related statements of combined income, combined cash flow and investments and advances from ITT Industries, Inc. for each of the three years in the period ended December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ITT Destinations, Inc. as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in the accompanying notes to financial statements, the Company adopted new accounting standards promulgated by the Financial Accounting Standards Board, changing its methods of accounting, effective January 1, 1992, for postretirement benefits other than pensions and postemployment benefits.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule of valuation and qualifying accounts is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

New York, New York
June 13, 1995

                             ITT DESTINATIONS, INC.

                                COMBINED INCOME
                                  IN MILLIONS

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                -----------------     ----------------------------
                                                 1995       1994       1994       1993       1992
                                                ------     ------     ------     ------     ------
                                                   (UNAUDITED)
Revenues......................................  $4,629     $3,224     $4,760     $4,169     $4,253
Costs and Expenses:
  Salaries, benefits and other operating......   3,464      2,589      3,837      3,451      3,663
  Selling, general and administrative, net of
     service fee income of $75, $66, $88, $73
     and $74..................................     582        358        499        467        476
  Depreciation and amortization...............     181         87        132        109         80
                                                ------     ------     ------     ------     ------
                                                 4,227      3,034      4,468      4,027      4,219
                                                ------     ------     ------     ------     ------
                                                   402        190        292        142         34
Interest Expense (net of interest income of
  $47, $18, $16, $14 and $21).................    (218)       (67)      (131)       (33)       (20)
Miscellaneous Income (Expense), net...........       4         (9)       (17)        10          7
                                                ------     ------     ------     ------     ------
                                                   188        114        144        119         21
Income Tax Expense............................     (69)       (44)       (58)       (63)        (4)
Minority Equity...............................     (16)       (11)       (12)       (17)       (15)
                                                ------     ------     ------     ------     ------
Income before Cumulative Effect of Accounting
  Changes.....................................     103         59         74         39          2
Cumulative Effect of Accounting Changes, net
  of tax benefit of $23.......................      --         --         --         --        (47)
                                                ------     ------     ------     ------     ------
Net Income (Loss).............................  $  103     $   59     $   74     $   39     $  (45)
                                                ======     ======     ======     ======     ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                             COMBINED BALANCE SHEET
                                  IN MILLIONS



                                                                                    DECEMBER 31,
                                                               SEPTEMBER 30,      -----------------
                                                                    1995           1994       1993
                                                               --------------     ------     ------
                                                                (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..................................      $  470         $  191     $  834
  Receivables, net...........................................         661            498        459
  Inventories................................................          92             59         53
  Prepaid expenses and other.................................         109            217         94
                                                                   ------         ------     ------
     Total current assets....................................       1,332            965      1,440
Plant, Property and Equipment, net...........................       4,026          2,882      1,358
Investments in Uncombined Affiliates.........................       1,733            655        648
Goodwill, net................................................       1,343            232          7
Long-Term Receivables, net...................................         123            133        161
Other Assets.................................................         281            145        177
                                                                   ------         ------     ------
                                                                   $8,838         $5,012     $3,791
                                                                   ======         ======     ======


LIABILITIES AND INVESTMENTS AND ADVANCES FROM ITT INDUSTRIES, INC.
Current Liabilities:
  Accounts payable...........................................      $  255         $   72     $   78
  Accrued expenses...........................................         618            426        419
  Notes payable and current maturities of long-term debt.....         169             31         18
  Other current liabilities..................................         233             95         97
                                                                   ------         ------     ------
     Total current liabilities...............................       1,275            624        612
Long-Term Debt...............................................         663            600        169
Deferred Income Taxes........................................          84             39         50
Other Liabilities............................................         321            192        174
Minority Interest............................................         264            204         21
Investments and Advances from ITT Industries, Inc............       6,231          3,353      2,765
                                                                   ------         ------     ------
                                                                   $8,838         $5,012     $3,791
                                                                   ======         ======     ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                               COMBINED CASH FLOW
                                  IN MILLIONS

                                                        NINE MONTHS
                                                      ENDED SEPTEMBER      YEARS ENDED DECEMBER
                                                            30,                     31,
                                                      ---------------     -----------------------
                                                       1995     1994       1994     1993    1992
                                                      -------   -----     -------   -----   -----
                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net Income (Loss)...................................  $   103   $  59     $    74   $  39   $ (45)
Cumulative Effect of Accounting Changes.............       --      --          --      --      47
                                                      -------   -----     -------   -----   -----
  Income Before Accounting Changes..................      103      59          74      39       2
Adjustments to income before accounting changes:
  Depreciation and amortization.....................      181      87         132     109      80
  Provision for doubtful receivables................       47      24          37      26      65
  Equity income, net of dividends received..........       --      --          16      15      10
  (Gain) loss on divestments -- pretax..............       --      --          --     (19)     41
  Change in receivables, inventories, payables and
     accruals.......................................      (32)     65         (42)    121     (66)
  Accrued and deferred taxes........................       55      36          11     (52)     (1)
  Other, net........................................       37      48           2     (53)     12
                                                      -------   -----     -------   -----   -----
     Cash from operating activities.................      391     319         230     186     143
                                                      -------   -----     -------   -----   -----
INVESTING ACTIVITIES
Additions to plant, property and equipment..........     (360)   (184)       (453)    (91)    (83)
Proceeds from divestments...........................        1       1          18      41       2
Acquisitions, net of acquired cash of $145 in
  1995..............................................   (2,169)   (552)     (1,038)   (180)    (26)
Other, net..........................................       80     (21)          6     (99)    (39)
                                                      -------   -----     -------   -----   -----
     Cash used for investing activities.............   (2,448)   (756)     (1,467)   (329)   (146)
                                                      -------   -----     -------   -----   -----
FINANCING ACTIVITIES
Short-term debt, net................................      (19)      3          13     (19)     23
Long-term debt issued...............................       64       1         260      --      38
Long-term debt repaid...............................     (143)   (123)       (124)    (18)    (28)
Change in investments and advances from ITT
  Industries........................................    2,424     513         457     428     496
Other, net..........................................       10       5         (11)    (45)     (7)
                                                      -------   -----     -------   -----   -----
     Cash from financing activities.................    2,336     399         595     346     522
                                                      -------   -----     -------   -----   -----
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS...       --       9          (1)     (5)     (6)
                                                      -------   -----     -------   -----   -----
Increase (decrease) in cash and cash equivalents....      279     (29)       (643)    198     513
Cash and Cash Equivalents -- Beginning of Period....      191     834         834     636     123
                                                      -------   -----     -------   -----   -----
Cash and Cash Equivalents -- End of Period..........  $   470     805     $   191   $ 834   $ 636
                                                      =======   =====     =======   =====   =====
Supplemental disclosures of cash flow information:
Cash paid during the period for:
     Interest.......................................  $   263   $  76     $   119   $  27   $  26
                                                      =======   =====     =======   =====   =====
     Income Taxes...................................  $    45   $  45     $   117   $  19   $  38
                                                      =======   =====     =======   =====   =====

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

               INVESTMENTS AND ADVANCES FROM ITT INDUSTRIES, INC.
                                  IN MILLIONS

                                                      NINE MONTHS
                                                         ENDED
                                                       SEPTEMBER        YEARS ENDED DECEMBER 31,
                                                          30,         ----------------------------
                                                         1995          1994       1993       1992
                                                      -----------     ------     ------     ------
                                                      (UNAUDITED)
Balance -- Beginning of Period......................    $ 3,353       $2,765     $2,313     $1,333
  Net income (loss).................................        103           74         39        (45)
  Transfers from ITT Industries.....................      2,795          549        431      1,010
  Translation of financial statements...............        (20)         (35)       (18)        15
                                                         ------       ------     ------     ------
Balance -- End of Period............................    $ 6,231       $3,353     $2,765     $2,313
                                                         ======       ======     ======     ======

The accompanying notes to financial statements are an integral part of the above statement.

                             ITT DESTINATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

BASIS OF PRESENTATION

     On September 21, 1995, the shareholders of ITT Corporation (the "Corporation") approved all seven proposals outlined in the August 30, 1995 Proxy Statement. The proposals, which are subject to final terms and conditions, authorize, among other things, the change in ITT Corporation's name to ITT Industries, Inc. and the distribution (the "Distribution") to holders of ITT Corporation's common stock of all outstanding shares of common stock of ITT Destinations, Inc. (to be renamed ITT Corporation and hereinafter referred to as "ITT Destinations") on a pro rata basis. Under the proposed plan, ITT Destinations will become a publicly traded company that will include the hospitality, entertainment and information services businesses of the former ITT Corporation. For purposes of these financial statements, all references to ITT Destinations shall include companies, assets and liabilities related to the hospitality, entertainment and information services businesses that will be transferred to ITT Destinations prior to the Distribution.

     These financial statements present the financial position, results of operations and cash flows of ITT Destinations as if it were a separate entity for all periods presented. ITT Corporation's historical basis in the assets and liabilities of ITT Destinations has been carried over. All material intercompany transactions and balances between ITT Destinations and its affiliates have been eliminated. Changes in Investments and Advances from ITT Industries represent the net income of ITT Destinations plus the net change in cash transferred between ITT Destinations and ITT Industries.

     ITT Destinations includes many of the corporate functions of ITT Corporation and has provided to ITT Corporation centralized systems for cash management, legal, accounting, tax and insurance services. ITT Destinations charges fees for these services to ITT Corporation and its affiliates (see "Transactions with Affiliates"). The net cost to ITT Destinations of providing these services, after allocation to ITT Corporation and its affiliates, is $39, $56 and $65 for 1994, 1993 and 1992, respectively. In the opinion of management, ITT Corporation's methods for allocating costs are believed to be reasonable. However, the net cost of these services to ITT Destinations are not necessarily indicative of the costs that would have been incurred if ITT Destinations had been operated as an unaffiliated entity. It is not practicable to estimate those costs on a stand-alone basis.

     For purposes of governing certain of the ongoing relationships between ITT Destinations and ITT Corporation after the Distribution and to provide for orderly transition, ITT Destinations and ITT Corporation will enter into various agreements including a Distribution Agreement, Employee Benefits Services and Liability Agreement, Tax Allocation Agreement and Intellectual Property Transfer and License Agreements. Summaries of these agreements are set forth in the Proxy Statement for the Special Meeting of ITT Corporation Stockholders on September 21, 1995.

ACCOUNTING POLICIES

     Revenue Recognition: Generally, revenues are recognized when the services have been rendered. The following is a description of the composition of revenues for each of ITT Destinations' business segments:

     Hotel Operations: At December 31, 1994 ITT Destinations operated 143 hotels under long-term management agreements. These agreements effectively convey to ITT Destinations the right to use the hotel properties in exchange for payments to the property owners which are based primarily on the hotels' profitability. Accordingly, ITT Destinations includes the operating results of hotel properties under long-term management agreements in its combined financial statements. Revenues related to these hotel properties were $2.6 billion, $2.4 billion and $2.3 billion for 1994, 1993 and 1992, respectively, and amounts provided for payments to the property owners for the use of the hotel properties were $.5 billion, $.4 billion and $.4 billion for 1994, 1993 and 1992, respectively.

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

     Gaming Operations: Casino revenues represent the net win from gaming wins and losses. Revenues exclude the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of these promotional allowances was $104 for the period ended September 30, 1995 (unaudited) and $17 for the year ended December 31, 1994. The estimated cost of such promotional allowances was $73 (unaudited) for the period ended September 30, 1995 and $11 for the year ended December 31, 1994, and has been included in costs and expenses.

     Revenues and costs and expenses of the Gaming operations are comprised of the following for the nine months ended September 30, 1995 and the year ended December 31, 1994:

                                                             NINE MONTHS ENDED
                                                                                        YEAR ENDED
                                                             SEPTEMBER 30, 1995     DECEMBER 31, 1994
                                                            --------------------   --------------------
                                                                       COSTS AND              COSTS AND
                                                            REVENUES   EXPENSES    REVENUES   EXPENSES
                                                            --------   ---------   --------   ---------
                                                                (UNAUDITED)
Gaming....................................................   $  795      $ 391       $165       $  75
Rooms.....................................................       76         23         28          12
Food and beverage.........................................       79         68         22          23
Other operations..........................................       68         60         12          16
Selling, general and administrative.......................       --        158         --          37
Depreciation and amortization.............................       --         66         --           7
Provision for doubtful accounts...........................       --         93         --          48
                                                               ----       ----       ----        ----
          Total...........................................   $1,018      $ 859       $227       $ 218
                                                               ====       ====       ====        ====

     Information Services Operations: Revenues for the Directories unit of Information Services are comprised of the total value of advertising contracts sold by ITT Destinations. Costs and expenses include remuneration and franchise fees paid to telephone authorities in places where ITT Destinations operates as a publisher of directories or operates as an agent. Such amounts were $.22 billion, $.36 billion and $.47 billion for 1994, 1993 and 1992, respectively.

     Tuition revenue at ITT Educational Services is recorded on a straight-line basis over the length of the applicable course. If a student discontinues training, the revenue related to the remainder of that quarter is recorded with the amount of refund resulting from the application of federal, state, or accreditation requirements recorded as an expense.

     Cash and Cash Equivalents: ITT Destinations considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories, comprised principally of hotel and gaming supplies, are generally valued at the lower of cost (first-in, first-out) or market and potential losses from obsolete and slow-moving inventories are provided for in the current period.

     Plant, Property and Equipment: Plant, property and equipment, including capitalized interest applicable to major project expenditures, are recorded at cost. ITT Destinations normally claims the maximum depreciation deduction allowable for tax purposes. In general, for financial reporting purposes, depreciation is provided on a straight-line basis over the useful economic lives of the assets involved as follows: Buildings and improvements -- 5 to 40 years, Machinery and equipment -- 2 to 10 years, and Other -- 5 to 40 years. Gains or losses on sale or retirement of assets are included in income.

     Derivative Financial Instruments: ITT Destinations uses derivative financial instruments, including foreign currency forward contracts and/or swaps, as a means of hedging exposure to foreign currency risks.

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

ITT Destinations and its affiliates are end-users and do not utilize these instruments for speculative purposes. ITT Destinations has strict policies regarding financial stability and credit standing of its major counterparties.

     Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in Investments and Advances from ITT Industries, Inc.

     Foreign Currency: Balance sheet accounts are translated at the exchange rates in effect at each year end and income accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and (losses) from foreign currency transactions are reported currently in costs and expenses and were $(1), $1 and $(7) for the years ended December 31, 1994, 1993 and 1992, respectively.

     Income Tax: ITT Destinations and its affiliates are included in the consolidated U.S. Federal tax return of ITT Industries, Inc. and remit to (receive from) ITT Industries, Inc. an income tax provision (benefit) computed in accordance with a tax sharing arrangement. This arrangement, which may be periodically modified, generally requires that ITT Destinations determine its tax provision (benefit) as if it were filing a separate U.S. Federal income tax return. However, the agreement allows ITT Destinations to record benefits of certain tax attributes utilizable on the ITT Industries consolidated tax return, which may not have been available on a separate company basis.

     Affiliate Stock Issuance: ITT Destinations recognizes gains (losses) on sales of affiliate stock. For the year ended December 31, 1994, Miscellaneous Income (Expense), net includes a gain of $10, pretax, from the sale of 17% of the common stock of ITT Educational Services, Inc.

     Goodwill: The excess of cost over the fair value of net assets acquired is amortized on a straight-line basis over 40 years. Accumulated amortization was $31, $6 and $3 at September 30, 1995 (unaudited), December 31, 1994 and 1993, respectively. ITT Destinations continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value occurred.

     Interim Period Financial Statements: The unaudited combined financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of ITT Destinations and its affiliates at September 30, 1995 and their results of operations and cash flows for the nine months ended September 30, 1995 and 1994. Interim results are not necessarily indicative of full year performance.

CHANGES IN ACCOUNTING PRINCIPLES

     Effective January 1, 1992, ITT Destinations adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits", using the immediate recognition method. Accordingly, cumulative adjustments (through December 31, 1991) of $39 after tax and $8 after tax, respectively, have been recognized at January 1, 1992.

     ITT Destinations' cash flows were not impacted by these changes in accounting principles.

TRANSACTIONS WITH AFFILIATES

     ITT Destinations includes many of the corporate functions of ITT Corporation and has provided ITT Corporation and other affiliates certain centralized systems (see "Basis of Presentation"). ITT Destinations receives fees for such services which range between 0.5% and 1% of net sales of the affiliate. Service fee income is recorded in costs and expenses as earned.

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

     Interest expense was charged to ITT Destinations on the portion of its Investments and Advances from ITT Industries, Inc. which is deemed debt. Interest expense is charged at 8% and totaled $91, $43, $69, $6 and $8 for the nine months ended September 30, 1995 and 1994 (unaudited), and the years 1994, 1993 and 1992, respectively.

     ITT Destinations is one of the several affiliates participating in the ITT Salaried Retirement Plan as well as health care and life insurance programs for salaried employees and retirees sponsored by ITT Industries (see "Employee Benefit Plans").

     Employees of ITT Destinations participate in ITT stock option incentive plans which provide for the award of options on common shares to employees, exercisable over ten-year periods. Certain options become exercisable upon the attainment of specified market price appreciation of ITT common stock or at nine years after the date of grant, while certain remaining options become exercisable over a three-year period commencing with the date of grant. The exercise price per share is the fair market value on the date each option is granted. ITT Destinations expects to establish similar plans for its employees after the Distribution, whereby options in the ITT plan will be converted into options in the ITT Destinations plan based upon a formula.

ACQUISITIONS

     On January 30, 1995, ITT Destinations completed a cash tender offer for the outstanding shares of Caesars World, Inc. ("Caesars") for approximately $1.76 billion (including expenses directly attributable to the acquisition of approximately $10). The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets based on their estimated fair values. The purchase price, including assumed liabilities of $450, exceeded the fair value of assets acquired by approximately $1.1 billion. Caesars results of operations are included in Combined Income from the date of acquisition.

     On March 10, 1995, ITT Destinations in a joint venture with Rainbow Programming Holdings, Inc., a subsidiary of Cablevision Systems Corporation, completed the acquisition of the businesses comprising Madison Square Garden
(MSG) for approximately $1 billion. The acquisition was funded by equity contributions from the venture partners of approximately $720 and the remainder was financed through bank debt. ITT Destinations' initial investment ($610) is reported using the equity method as ITT Destinations' venture partner is expected to increase its equity investment to 50%. ITT Destinations' share of the results of MSG are included in Combined Income from the date of acquisition.

     During 1994, ITT Destinations completed several acquisitions in the Hotel operations. The acquisitions were accounted for using the purchase method. The purchase price of each acquisition was allocated to assets based on their estimated fair values. The aggregate purchase price, including assumed liabilities of $400, exceeded the fair value of assets acquired by approximately $200. The results of operations of these acquisitions are included in Combined Income from the dates of their respective acquisitions.

     The following unaudited pro forma summary presents information as if the acquisitions had occurred at the beginning of the respective periods:

                                                          NINE MONTHS ENDED
                                                                                   YEAR ENDED
                                                            SEPTEMBER 30,         DECEMBER 31,
                                                          -----------------     -----------------
                                                           1995       1994       1994       1993
                                                          ------     ------     ------     ------
Net revenues............................................  $4,711     $4,166     $5,961     $5,603
Net income (loss).......................................      88         13          8        (19)
                                                          ======     ======     ======     ======

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

     The pro forma information is not necessarily indicative of the results that would have occurred had the acquisitions taken place at the beginning of the respective periods.

RECEIVABLES

     Current receivables of $498 and $459 at December 31, 1994 and 1993, including current maturities of notes receivable, are reported net of allowances for doubtful accounts of $55 and $38.

     Long-term receivables of $133 and $161 at December 31, 1994 and 1993, are net of allowances for doubtful accounts of $78 and $76, exclude current maturities of $126 and $120 and approximate fair value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following major components:



                                                                               DECEMBER 31,
                                                           SEPTEMBER 30,     -----------------
                                                               1995           1994       1993
                                                           -------------     ------     ------
                                                            (UNAUDITED)
    Land and improvements................................     $ 1,230        $  598     $  315
    Buildings and improvements...........................       2,294         2,095        906
    Machinery, furniture, fixtures and equipment.........         680           505        353
    Construction work in process.........................         252             1         26
    Other................................................         155           164        111
                                                           -------------     ------     ------
                                                                4,611         3,363      1,711
    Less accumulated depreciation and amortization.......        (585)         (481)      (353)
                                                           -------------     ------     ------
                                                              $ 4,026        $2,882     $1,358
                                                           ==========        ======     ======

INVESTMENTS IN UNCOMBINED AFFILIATES

     Investments in uncombined affiliates consisted of the following:




                                                               SEPTEMBER        DECEMBER 31,
                                                                  30,          -------------
                                                                  1995         1994     1993
                                                              ------------     ----     ----
----     ----
                                                              (UNAUDITED)
    Equity in Madison Square Garden.........................     $  605        $ --     $ --
    Equity in and advances to other 20-50% owned
      companies.............................................        246         164      192
    Alcatel Alsthom at cost.................................        834         426      426
    Other investments at cost...............................         48          65       30
                                                              ------------     ----     ----
                                                                 $1,733        $655     $648
                                                              ==========       ====     ====

     Equity in earnings (loss) of uncombined affiliates accounted for on the equity basis was $(6), and $1 for the nine months ended September 30, 1995 and 1994 (unaudited) and $ --, $(5) and $(12) in 1994, 1993 and 1992 respectively.
At September 30, 1995, December 31, 1994 and 1993, the market value of the restricted Alcatel Alsthom stock was approximately $791 (unaudited), $410 and $690, respectively, based on the quoted market prices.

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

INCOME TAX

     Income tax data is as follows:

                                                                  1994     1993      1992
                                                                  ----     -----     -----
    Pretax income (loss)
      U.S.......................................................  $(23)    $ (34)    $(164)
      Foreign...................................................   167       153       185
                                                                  ----     -----     -----
                                                                  $144..   $ 119     $  21
                                                                  ====     =====     =====
    Provision for income tax *
      Current
         U.S. Federal...........................................  $ 36     $ (80)    $ (30)
         State and local........................................     6         6         4
         Foreign................................................    73        85        77
                                                                  ----     -----     -----
                                                                   115        11        51
                                                                  ----     -----     -----
    Deferred
      U.S. Federal..............................................   (54)       73       (41)
      Foreign and other.........................................    (3)      (21)       (6)
                                                                  ----     -----     -----
                                                                   (57)       52       (47)
                                                                  ----     -----     -----
                                                                  $ 58     $  63     $   4
                                                                  ====     =====     =====

* The provision for income taxes has been computed in accordance with a tax sharing agreement between ITT Destinations and ITT Industries, Inc. that generally requires that such provision be computed as if the enterprise were a stand alone entity. The primary exception to the stand alone computation relates to the utilization of foreign tax credits. The agreement allows for the realization of such credits since they have been utilized by ITT Industries in the consolidated tax return.

     No provision was made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $158 since these amounts are permanently reinvested.

     Deferred income taxes represent the tax effect related to recording revenues and expenses in different periods for financial reporting and tax purposes. The December 31, 1994 and 1993 Balance Sheets include net U.S. Federal deferred tax liabilities of $10 and $24, respectively, and net foreign and other deferred tax liabilities of $29 and $26.

     Deferred tax assets (liabilities) include the following:

                                                               1994                  1993
                                                        -------------------   -------------------
                                                         U.S.       FOREIGN    U.S.       FOREIGN
                                                        FEDERAL     & OTHER   FEDERAL     & OTHER
                                                        -------     -------   -------     -------
    Employee benefits.................................   $  49       $  --     $  46       $  (3)
    Reserve for bad debts.............................      11          --         7          --
    Accelerated depreciation..........................     (66)        (11)      (61)        (13)
    Other.............................................      (4)        (18)      (16)        (10)
                                                        -------     ----- --  ----- --    ----- --
                                                         $ (10)      $ (29)    $ (24)      $ (26)
                                                        =======     =======   =======     =======

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

     A reconciliation of the tax provision at the U.S. statutory rate to the provision for income tax as reported is as follows:

                                                                      1994    1993    1992
                                                                      ---     ---     ----
    Tax provision at U.S. statutory rate............................  $50     $42     $  7
    Tax on repatriation of foreign earnings.........................    3      22       26
    Tax basis differential on companies sold........................   --      --      (22)
    Foreign tax rate differential...................................   (1)     (1)      (5)
    U.S. state and local income taxes...............................    4       4        3
    Other...........................................................    2      (4)      (5)
                                                                      ---     ---      ---
    Provision for income tax........................................  $58     $63     $  4
                                                                      ===     ===      ===

DEBT

     As of December 31, debt consisted of:

                                                                            1994     1993
                                                                            -----    -----
    Bank loans and other short-term.......................................  $  28    $  14
    Long-term.............................................................    603      173
                                                                             ----     ----
                                                                            $ 631    $ 187
                                                                             ====     ====

     The fair value of ITT Destinations' bank loans and other short-term loans approximates carrying value. The weighted average interest rate for bank loans and other short-term borrowings was 8.26% and 9.40% at December 31, 1994 and 1993, respectively. The estimated fair value of long-term debt at December 31, 1994 and 1993 is $605 and $172, based on discounted cash flows using ITT Destinations' incremental borrowing rates for similar arrangements.

     Bank loans and other short-term debt are drawn down under lines of credit, some of which extend for a fixed term of several years. As of December 31, 1994, ITT Destinations had unused credit lines of $56.

     Long-term debt consisted of the following at December 31:

                                 DESCRIPTION                                1994     1993
    ----------------------------------------------------------------------  ----     ----
    6.54%-10.14% Domestic Mortgage Loans Due 1998-2001....................  $149     $165
    6.6%-8% Foreign Loans Due 1995-2004...................................   448       --
    Other.................................................................     6        8
                                                                            ----     ----
    Total.................................................................   603      173
    Less current maturities...............................................     3        4
                                                                            ----     ----
                                                                            $600     $169
                                                                            ====     ====

     The aggregate maturities of long-term debt are $3 in 1995, $236 in 1996, $61 in 1997, $29 in 1998, $60 in 1999, and $214 thereafter. Assets pledged to secure indebtedness (including mortgage loans) amounted to approximately $290 as of December 31, 1994.

EMPLOYEE BENEFIT PLANS

     Pension Plans -- ITT Destinations and its affiliates sponsor numerous pension plans. The plans are funded with trustees, except in some countries outside the U.S. where funding is not required. The plans' assets are comprised of a broad range of domestic and foreign securities, fixed income investments and real estate. ITT Destinations and certain of its affiliates also participate in the ITT Salaried Retirement Plan.

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

     Total pension expenses were:

                                                                         1994     1993     1992
                                                                         ----     ----     ---
Defined Benefit Plans
  Service cost.........................................................  $ 14     $ 11     $12
  Interest cost........................................................    16       15      13
  Return on assets.....................................................    (1)     (27)     (8)
  Net amortization and deferral........................................   (14)      13      (3)
                                                                         ----     ----     ---
  Net periodic pension cost............................................    15       12      14
Other Pension Cost
  Allocated cost of ITT Salaried Retirement Plan.......................     9        6       7
  Defined contribution (savings) plans.................................     5        5       5
  Other................................................................     3        3       2
                                                                         ----     ----     ---
     Total Pension Expense.............................................  $ 32     $ 26     $28
                                                                         ====     ====     ===

     U.S. pension expenses included in the net periodic pension costs in the table above were $19, $14 and $17 for 1994, 1993 and 1992.

     The following table sets forth the funded status of ITT Destinations' pension plans, amounts recognized in ITT Destinations' Balance Sheet at December 31, 1994 and 1993, and the principal weighted average assumptions inherent in their determination:

                                                         DECEMBER 31, 1994        DECEMBER 31, 1993
                                                        --------------------     --------------------
                                                        DOMESTIC     FOREIGN     DOMESTIC     FOREIGN
                                                        --------     -------     --------     -------
Actuarial present value of benefit obligations --
  Vested benefit obligation...........................    $101        $  43        $101        $  38
  Accumulated benefit obligation......................    $112        $  48        $114        $  41
                                                          ====         ====        ====         ====
Projected benefit obligation..........................    $141        $  65        $154        $  57
Plan assets at fair value.............................     133           64         130           56
                                                          ----         ----        ----         ----
Projected benefit obligation (in excess of) plan
  assets..............................................      (8)          (1)        (24)          (1)
Unrecognized net (gain)/loss..........................       8           (1)         26           (5)
Unrecognized net obligation/(asset)...................      (3)           4          (2)           4
                                                          ----         ----        ----         ----
Pension asset (liability) recognized in the balance
  sheet...............................................    $ (3)       $   2        $ --        $  (2)
                                                          ====         ====        ====         ====
Discount rate.........................................    8.50%        7.38%       7.50%        7.27%
Rate of return on invested assets.....................    9.75%        7.69%       9.75%        7.68%
Salary increase assumption............................    6.10%        5.38%       7.20%        5.62%
                                                          ====         ====        ====         ====

     For substantially all domestic and foreign plans, assets exceed accumulated benefits.

     Investment and Savings Plan -- Employees of ITT Destinations have participated in ITT Corporation's Investment and Savings Plans. ITT Destinations contributions to the plan are determined annually and are based on contributions of participating employees. The cost of this plan charged to ITT Destinations was $5 in 1994, 1993 and 1992. As part of the Distribution, ITT Destinations will establish a similar plan. Employees of ITT Destinations with balances in ITT Corporation's plan will be allowed to transfer their balances to the ITT Destinations plan.

     Postretirement Health and Life -- ITT Destinations and its subsidiaries provide health care and life insurance benefits for certain eligible retired employees. Effective January 1, 1992, ITT Destinations adopted SFAS No. 106, using the immediate recognition method for all benefits accumulated to date.

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

     ITT Destinations has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense (excluding the cumulative catch-up adjustment in 1992) was comprised of the following:

                                                                      1994     1993     1992
                                                                      ----     ----     ----
    Service cost....................................................  $ 1      $ 1      $ 1
    Interest cost...................................................    2        3        3
    Return on assets................................................   --       --       --
    Net amortization and deferral...................................   (1 )     (1 )     --
    Allocated from ITT Retirement Benefit Plan......................    1        1        1
                                                                                         --
                                                                      ---      ---
              Net periodic expense..................................  $ 3      $ 4      $ 5
                                                                      ===      ===       ==

     The following table sets forth the funded status of the postretirement benefit plans other than pensions, amounts recognized in ITT Destinations' Balance Sheet at December 31, 1994 and 1993 and the principal weighted average assumptions inherent in their determination:

                                                                            1994     1993
                                                                            ----     ----
    Accumulated postretirement benefit obligation.........................  $ 30     $ 43
    Plan assets at fair value.............................................     7        4
                                                                            ----     ----
    Accumulated postretirement benefit obligation (in excess of) plan
      assets..............................................................  $(23)    $(39)
    Unrecognized net (gain)...............................................   (14)      (1)
    Unrecognized past service liability...................................    (5)      (5)
                                                                            ----     ----
    Liability recognized in the balance sheet.............................  $(42)    $(45)
                                                                            ====     ====
    Discount rate.........................................................  8.50%    7.50%
    Rate of return on invested assets.....................................  9.75%    9.75%
    Ultimate health care trend rate.......................................  6.00%    6.00%
                                                                            ====     ====

     The assumed rate of future increases in the per capita cost of health care (the health care trend rate) was 11.0% for 1994, decreasing ratably to 6.0% in the year 2001. Increasing the table of health care trend rates by 1% per year would have the effect of increasing the accumulated postretirement benefit obligation by $7 and the annual expense by $1. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered active employees.

LEASES AND RENTALS

     As of December 31, 1994, minimum rental commitments under operating leases were $53, $47, $40, $37 and $34 for 1995, 1996, 1997, 1998 and 1999. For the
remaining years, such commitments amounted to $295, aggregating total minimum lease payments of $506.

     Rental expenses for operating leases were $76, $83 and $87 for 1994, 1993 and 1992, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

     ITT Destinations has entered into two foreign currency swaps with a major financial institution to hedge exchange exposure on ITT Destinations' net investment in a foreign country.

     The contractual amounts of these foreign currency swaps at December 31, 1994 and 1993 totaled $250 and $200, respectively, and mature in 1997. The entire amount hedges dollars against French francs. There is no significant unrealized gain or loss on these contracts. The estimated fair value at December 31, 1994 and

                             ITT DESTINATIONS, INC.

            (DOLLAR AMOUNTS ARE IN MILLIONS UNLESS OTHERWISE STATED)

1993 approximates the recorded amounts. The estimated fair value is the present value of the change in cash flows that would result from the agreements being replaced at the year-end market rate for the remaining term of the agreements.

COMMITMENTS AND CONTINGENCIES

     ITT Destinations and its affiliates are involved in various legal matters including those related to environmental matters. Some of these actions include claims for substantial sums. Reserves have been established when the outcome is probable and can be reasonably estimated. While the ultimate result of claims and litigation cannot be determined, ITT Destinations does not expect that these matters will have a material adverse effect on their combined results of operations, financial position or cash flow.

                             ITT DESTINATIONS, INC.

                          BUSINESS SEGMENT INFORMATION
                                 (IN MILLIONS)

                                                    REVENUES               OPERATING INCOME (LOSS)
                                          ----------------------------     -----------------------
                                           1994       1993       1992      1994     1993      1992
                                          ------     ------     ------     ----     -----     ----
Hotels..................................  $3,700     $3,160     $3,109     $152     $  87     $(28)
Gaming..................................     227         24         --        9        (9)      --
Information Services....................     833        800        817      155       162      170
Dispositions and Other..................      --        185        327        1         8      (50)
                                          ------     ------     ------     ----     -----     ----
Total Segments..........................   4,760      4,169      4,253      317       248       92
Other...................................      --         --         --      (25)     (106)     (58)
                                          ------     ------     ------     ----     -----     ----
                                          $4,760     $4,169     $4,253     $292     $ 142     $ 34
                                          ======     ======     ======     ====     =====     ====

                                                                     GROSS PLANT
                                          IDENTIFIABLE ASSETS         ADDITIONS        DEPRECIATION
                                        ------------------------   ----------------   ---------------
                                         1994     1993     1992    1994   1993  1992  1994  1993  1992
                                        ------   ------   ------   ----   ---   ---   ---   ---   ---
Hotels................................  $3,484   $1,754   $1,664   $328   $62   $69   $70   $56   $50
Gaming................................     345      217       16    108     9    --     6     1    --
Information Services..................     378      371      449     14    15    13    15    14    14
Dispositions and Other................     (17)       7       43     --    --     2    --    --     5
                                        ------   ------     ----    ---   ---   ---   ---   ---
Total Segments........................   4,190    2,349    2,172    450    86    84    91    71    69
Other.................................     822    1,442    1,203      4     4     7     8     8     8
                                        ------   ------     ----    ---   ---   ---   ---   ---
                                        $5,012   $3,791   $3,375   $454   $90   $91   $99   $79   $77
                                        ======   ======     ====    ===   ===   ===   ===   ===

     Hotels: Operates a worldwide network of hotels and resorts under the Sheraton name, including the hotels and resorts in the ITT Sheraton Luxury Collection.

     Gaming: Includes the casino operations of ITT Sheraton Gaming Corporation and effective January 31, 1995, includes the newly acquired operations of Caesars World, Inc. Caesars world owns and operates three hotel/casinos in Las Vegas and Stateline, Nevada, and in Atlantic City, New Jersey and a number of non-gaming resorts in the Pocono Mountains of Pennsylvania. In conjunction with two other partners, Caesars World manages a casino owned by the Ontario government in Windsor, Canada.

     Information Services: Engages in the publication of telephone directories, including classified directory services for telephone subscribers in numerous countries outside the United States, as well as in Puerto Rico and the U.S. Virgin Islands and in providing post-secondary career education in the U.S.

     "Dispositions and Other" includes the operating results of units including World Directories, U.K. and Turkey operations.

     "Operating Income (Loss)" consists of the gross profit on revenues less operating expenses incurred. "Other" includes nonoperating income, corporate expenses and minority equity. Intercompany sales, which are priced on an arm's-length basis and eliminated in consolidation, are not material.

                             ITT DESTINATIONS, INC.

                   GEOGRAPHICAL INFORMATION -- TOTAL SEGMENTS
                                 (IN MILLIONS)

                                                           OPERATING INCOME
                                       REVENUES                 (LOSS)           IDENTIFIABLE ASSETS
                               ------------------------   ------------------   ------------------------
                                1994     1993     1992    1994   1993   1992    1994     1993     1992
                               ------   ------   ------   ----   ----   ----   ------   ------   ------
U.S..........................  $2,139   $1,723   $1,626   $ 75   $ 21   $(68)  $2,249   $1,694   $1,221
Western Europe...............   1,203    1,154    1,389    135    157    100    1,311      353      491
Canada and Other.............   1,418    1,292    1,238    107     70     60      630      302      460
                               ------   ------     ----   ----   ----   ------ ------   ------   ------
Total Segments...............  $4,760   $4,169   $4,253   $317   $248   $ 92   $4,190   $2,349   $2,172
                               ======   ======     ====   ====   ====   ====== ======   ======   ======

                      QUARTERLY RESULTS FOR 1994 AND 1993
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                        --------------------------------------
                                                        MAR. 31   JUNE 30   SEPT. 30   DEC. 31    YEAR
                                                        -------   -------   --------   -------   ------
1994
Revenues..............................................   $ 876    $ 1,240    $1,108    $ 1,536   $4,760
Costs and Expenses....................................   $ 848    $ 1,140    $1,046    $ 1,434   $4,468
Net Income............................................   $   8    $    29    $   22    $    15   $   74
1993
Revenues..............................................   $ 793    $ 1,156    $1,035    $ 1,185   $4,169
Costs and Expenses....................................   $ 780    $ 1,112    $  999    $ 1,136   $4,027
Net Income............................................   $  --    $     9    $    8    $    22   $   39

                             ITT DESTINATIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                              MILLIONS OF DOLLARS

                                                               ADDITIONS (DEDUCTIONS)
                                                       --------------------------------------
                                                       CHARGED TO                 WRITE-OFFS/
                                            BALANCE    COSTS AND    TRANSLATION    PAYMENTS/        BALANCE
                                           JANUARY 1    EXPENSES    ADJUSTMENT       OTHER        DECEMBER 31
                                           ---------   ----------   -----------   -----------     -----------
DESCRIPTION
YEAR ENDED DECEMBER 31, 1994
Trade Receivables -- Allowance for
  doubtful accounts......................    $  38        $ 31         $   3         $ (17)          $  55
Notes Receivable -- Allowance for
  doubtful accounts......................       76           6            --            (4)             78
Accumulated depreciation of plant,
  property and equipment.................      353          99            --            29(2)          481
YEAR ENDED DECEMBER 31, 1993
Trade Receivables -- Allowance for
  doubtful accounts......................    $  52        $ 21         $  (3)        $ (32)          $  38
Notes Receivable -- Allowance for
  doubtful accounts......................       72           5            --            (1)             76
Accumulated depreciation of plant,
  property and equipment.................      323          79           (10)          (39)(1)         353
YEAR ENDED DECEMBER 31, 1992
Trade Receivables -- Allowance for
  doubtful accounts......................    $  56        $ 29         $  (3)        $ (30)          $  52
Notes Receivable -- Allowance for
  doubtful accounts......................       37          36            --            (1)             72
Accumulated depreciation of plant
  property
  and equipment..........................      277          77            (6)          (25)(1)         323

---------------
(1) Principally retirements as well as companies sold during the year.
(2) Primarily reflects the consolidation of properties previously accounted for on the equity method.

             ------------------------------------------------------
             ------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ITT DESTINATIONS, INC., ITT CORPORATION OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ITT DESTINATIONS, INC. OR ITT CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
ITT Destinations.....................    S-3
ITT Corporation......................    S-4
The Distribution.....................    S-4
Use of Proceeds......................    S-4
Forecasted Capitalization............    S-4
Selected Financial and Operating
  Data...............................    S-6
Unaudited Pro Forma Combined Income
  Statement..........................    S-7
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    S-9
Business of ITT Destinations.........   S-12
Description of the Securities........   S-23
Underwriting.........................   S-26
Legal Opinions.......................   S-27
Index to Financial Statements and
  Schedule...........................    F-1
                 PROSPECTUS
Incorporation of Certain Documents by
  Reference..........................      2
Available Information................      2
ITT Destinations.....................      3
ITT Corporation......................      3
The Distribution.....................      3
Use of Proceeds......................      4
ITT Destinations Ratio of Earnings to
  Fixed Charges......................      4
ITT Ratio of Earnings to Fixed
  Charges............................      4
Description of Debt Securities.......      5
Description of Warrants..............     14
Casino Gaming Regulation.............     15
Plan of Distribution.................     18
Legal Opinions.......................     19
Experts..............................     19

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

                                 $1,000,000,000

                             ITT DESTINATIONS, INC.

                          $300,000,000    % NOTES DUE
                               NOVEMBER    , 2000
                          $300,000,000    % NOTES DUE
                               NOVEMBER    , 2005
                        $200,000,000    % DEBENTURES DUE
                               NOVEMBER    , 2015
                        $200,000,000    % DEBENTURES DUE
                               NOVEMBER    , 2025
UNCONDITIONALLY GUARANTEED (WHICH GUARANTEES SHALL TERMINATE UPON THE
      DISTRIBUTION) AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND
            INTEREST BY

                                ITT CORPORATION
                -----------------------------------------------

                             PROSPECTUS SUPPLEMENT
                -----------------------------------------------

                            BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.
                            LAZARD FRERES & CO. LLC
                              MERRILL LYNCH & CO.
                              SALOMON BROTHERS INC
                               SMITH BARNEY INC.

                           BT SECURITIES CORPORATION
                            CHEMICAL SECURITIES INC.
                           CITICORP SECURITIES, INC.
                           JP MORGAN SECURITIES INC.

                            DATED NOVEMBER    , 1995
             ------------------------------------------------------
             ------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED NOVEMBER 9, 1995

PROSPECTUS
                             ITT DESTINATIONS, INC.

                              Debt Securities and
                      Warrants to Purchase Debt Securities
          Unconditionally Guaranteed (Which Guarantees Shall Terminate
               Upon the Distribution) as to Payment of Principal,
                        Premium, if any, and Interest by

                                ITT CORPORATION
                         ------------------------------

     ITT Destinations, Inc. ("ITT Destinations") may offer or issue from time to time to or through underwriters, or directly to other purchasers or through agents, in one or more series, its unsecured debt securities ("Debt Securities") and warrants ("Warrants") to purchase Debt Securities (the Debt Securities and the Warrants being herein collectively called the "Securities") for proceeds up to $2,000,000,000, or the equivalent thereof if any of the Securities are denominated in foreign currency or a foreign currency unit.


     All Debt Securities will be unconditionally guaranteed prior to the Distribution (as defined below) as to payment of principal, premium, if any, and interest (the "Guarantees") by ITT Corporation ("ITT"). Upon the consummation of the Distribution, the Guarantees will irrevocably terminate and be of no further force or effect. ITT currently expects the Distribution to occur prior to December 31, 1995.


     The Debt Securities of each series will be offered on terms determined at the time of sale. The Debt Securities and Warrants may be sold for U. S. dollars, foreign currencies or foreign currency units, and the principal of, premium, if any, and any interest on the Debt Securities may be payable in U. S. dollars, foreign currencies or foreign currency units. The specific designation, aggregate principal amount, the currency or currency unit in which the principal, premium, if any, and any interest is payable, the rate (or method of calculation) and the time of payment of any interest, authorized denominations, maturity, offering price, any redemption terms or other specific terms of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). With regard to the Warrants, if any, in respect of which this Prospectus is being delivered, the Prospectus Supplement sets forth a description of the Debt Securities for which each Warrant is exercisable and the offering price, if any, exercise price, duration, detachability and other terms of such Warrant.
                         ------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE NEVADA STATE GAMING CONTROL BOARD, THE NEVADA GAMING COMMISSION,
   THE MISSISSIPPI GAMING COMMISSION, NOR THE NEW JERSEY CASINO CONTROL
     COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES OR
          THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY.
            ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         ------------------------------

     The Securities may be sold by ITT Destinations directly to purchasers, through agents or dealers designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. If underwriters or agents are involved in the offering of the Securities, the name of the managing underwriter or underwriters or agents will be set forth in the Prospectus Supplement. If an underwriter, agent or dealer is involved in the offering of any Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to ITT Destinations from such offering will be the public offering price of the Securities less such discount in the case of an underwriter, the purchase price of the Securities less such commission in the case of an agent or the purchase price of the Securities in the case of a dealer, and less, in each case, the other expenses of ITT Destinations associated with the issuance and distribution of the Securities.
                         ------------------------------


               The date of this Prospectus is November   , 1995.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ITT DESTINATIONS, ITT OR ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THOSE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AND/OR THE PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by ITT with the Securities and Exchange Commission (the "Commission") (File No. 1-5627) are hereby incorporated by reference in this Prospectus:

          (a) Annual Report on Form 10-K for the year ended December 31, 1994;


          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995;



          (c) Proxy Statement for the Special Meeting of Stockholders on September 21, 1995 (filed with the Commission on August 28, 1995)(the "Proxy"); and



          (d) Current Reports on Form 8-K dated February 6, April 3, June 8 and November 7, 1995.



     The following document filed by ITT Destinations with the Commission (File No. 1-13960) is hereby incorporated by reference in this Prospectus: Form 10 dated September 18, 1995, with respect to the shares of ITT Destinations common stock (and related ITT Destinations Rights (as defined therein)) to be received by the shareholders of ITT in the Distribution.



     All documents filed by ITT Destinations and ITT (prior to the Distribution) with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     ITT DESTINATIONS AND ITT WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL HOLDER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO ITT DESTINATIONS AND ITT AT THEIR PRINCIPAL EXECUTIVE OFFICES, 1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019-5490, ATTENTION: CORPORATE SECRETARY (TELEPHONE NUMBER:
212-258-1000).

                             AVAILABLE INFORMATION

     ITT is subject to the informational requirements of the 1934 Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549 and at the following regional offices: Midwest regional office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and New York regional office, 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Certain securities of ITT are listed on the New York and Pacific Stock Exchanges, and such reports, proxy statements and other information can also be inspected at the offices of such exchanges. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which ITT has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.


     ITT Destinations has filed with the Commission a Registration Statement on Form 10 with respect to the shares of ITT Destinations common stock (and related ITT Destinations Rights) to be received by the shareholders of ITT in the Distribution. It is expected that ITT Destinations will request effectiveness of such Registration Statement prior to the Distribution. On and after the effectiveness of such Registration Statement, ITT Destinations will be subject to the informational requirements of the 1934 Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information will be available for inspection and copying at the public reference facilities of the Commission listed above and may be obtained by mail from the Commission as described above. Application has been made to list the shares of ITT Destinations common stock (and related ITT Destinations Rights) on the New York Stock Exchange ("NYSE") and, if and when such shares of ITT Destinations common stock (and related ITT Destinations Rights) commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE. Additionally, ITT Destinations intends to provide annual reports, containing audited financial statements, to its shareholders.



                                ITT DESTINATIONS


     ITT Destinations, Inc. is a Nevada corporation, with World Headquarters at 1330 Avenue of the Americas, New York, New York 10019-5490. ITT Destinations, Inc. was incorporated in 1995. Unless the context otherwise requires, references herein to ITT Destinations include its subsidiaries.


     Following the Distribution, ITT Destinations will combine the world's largest hotel and gaming company with a premier sports and entertainment company and information services businesses. ITT Destinations will conduct its hospitality and entertainment business through ITT Sheraton Corporation ("ITT Sheraton"), Ciga S.p.A., Caesars World, Inc. ("Caesars") and Madison Square Garden, L.P. and conduct its information services business through ITT World Directories, Inc. and ITT Educational Services, Inc. In addition, ITT Destinations will own approximately 6% of the outstanding capital shares of Alcatel Alsthom, a French company which owns, among other things, Alcatel N.V., one of the largest telecommunications equipment manufacturers in the world.



                                ITT CORPORATION


     ITT Corporation is a Delaware corporation, with World Headquarters at 1330 Avenue of the Americas, New York, New York 10019-5490. Until December 31, 1983, the corporation was known as International Telephone and Telegraph Corporation. It is the successor (since 1968) to a Maryland corporation incorporated in 1920. Unless the context otherwise requires, references herein to ITT include its subsidiaries.

     ITT is a diversified global enterprise engaged, directly and through its subsidiaries, in three major business areas: Insurance, Industries and Hospitality, Entertainment and Information Services. For financial statement purposes, ITT's Insurance, Hospitality, Entertainment and Information Services businesses are treated by ITT as discontinued operations. See "The Distribution."

                                THE DISTRIBUTION

     At a special meeting of shareholders of ITT held on September 21, 1995, in New York, New York, the shareholders approved a group of separate but related proposals to divide ITT into its three separate areas: (i) Insurance, (ii) Industries and (iii) Hospitality, Entertainment and Information Services.

     These proposals provide for the proposed distribution (the "Distribution") to ITT's shareholders of all the shares of common stock of ITT Destinations, which is a wholly owned subsidiary of ITT, and all the shares of common stock of ITT Hartford Group, Inc. ("ITT Hartford"), which is also a wholly owned subsidiary of ITT. The Distribution will separate ITT into three publicly owned companies. In addition, as part of the

Distribution, ITT will change its name to ITT Industries, Inc. and ITT Destinations will change its name to ITT Corporation. In connection with the Distribution, ITT (which is now a Delaware corporation) will reincorporate in Indiana. After the Distribution, ITT Industries will continue to conduct the automotive, defense and electronics, and fluid technology businesses of ITT. ITT Destinations, renamed ITT Corporation, will continue to conduct the Hospitality, Entertainment and Information Services businesses of ITT. ITT Hartford will continue to conduct the insurance businesses of ITT. In the Distribution, holders of ITT common stock will receive one share of ITT Destinations common stock and one share of ITT Hartford common stock for every one share of ITT common stock held.


     The Distribution is subject to various conditions, including (i) receipt of a favorable ruling from the Internal Revenue Service as to certain federal income tax consequences of the Distribution and (ii) all necessary consents of any governmental or regulatory bodies having been obtained. A complete description of the conditions precedent to the Distribution is contained in the Proxy, which is incorporated herein by reference. ITT currently expects the Distribution to occur prior to December 31, 1995; however, there can be no assurance that the Distribution will occur prior to that date or at all.

     If the Distribution were not to occur, ITT would remain liable for its obligations with respect to the Debt Securities pursuant to the Guarantees.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Securities will be applied to the repayment of short-term debt or will be added to the general funds of ITT Destinations to be used for general corporate purposes.


              ITT DESTINATIONS RATIO OF EARNINGS TO FIXED CHARGES



    NINE MONTHS                  YEAR ENDED DECEMBER 31,
ENDED SEPTEMBER 30,     -----------------------------------------
       1995             1994     1993     1992     1991     1990
-------------------     -----    -----    -----    -----    -----
        1.71             1.98     3.23     1.49     1.41      *


---------------

* Earnings were inadequate to cover total fixed charges by approximately $8 million.

     These computations include ITT Destinations and its subsidiaries, and 50% or less equity companies. For the purpose of these pro forma ratios, "earnings" is determined by adding "fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings of companies in which at least 20% but less than 50% equity is owned. For this purpose, "fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

                     ITT RATIO OF EARNINGS TO FIXED CHARGES


    NINE MONTHS                  YEAR ENDED DECEMBER 31,
ENDED SEPTEMBER 30,     -----------------------------------------
       1995             1994     1993     1992     1991     1990
-------------------     -----    -----    -----    -----    -----
       1.57*             3.40     2.05     5.27     1.99     5.31


---------------


* Includes after-tax provisions of $111 million for the expected losses on the disposals of ITT Semiconductors and ITT Community Development Corporation. Excluding these provisions, the ratio was 2.66.


     The ratios of earnings to fixed charges for ITT set forth above reflect the businesses of ITT Destinations and ITT Hartford as discontinued operations for all periods presented. These computations include ITT and its subsidiaries, and 50% or less equity companies. For the purpose of these ratios, "earnings" is determined by adding "fixed charges" (excluding interest capitalized), income taxes, minority common stockholders equity in net income and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings of companies in which at least 20% but less than 50% equity is owned. For this purpose, "fixed charges" consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

                         DESCRIPTION OF DEBT SECURITIES


     The Debt Securities will constitute non-convertible unsecured general obligations of ITT Destinations and will be issued under one of the indentures described below (each an "Indenture"), in each case among ITT Destinations, ITT and a banking institution organized under the laws of the United States of America or of any State thereof (each a "Trustee"). The following summary of certain provisions of the Indentures does not purport to be complete and is qualified in its entirety by reference to the applicable Indenture, a copy of which is filed as an exhibit to the Registration Statement. All article and section references appearing herein are to articles and sections of the applicable Indenture, and all capitalized terms have the meanings specified in the applicable Indenture.


GENERAL

     None of the Indentures limits the amount of Debt Securities which may be issued thereunder. Each Indenture provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by ITT Destinations and may be denominated in any currency or currency unit designated by ITT Destinations. Except for the limitations on liens, sale and leaseback transactions and consolidation, merger and sale of assets of ITT Destinations and ITT referred to herein, the Indentures and the terms of the Debt Securities do not contain any covenants or other provisions designed to afford holders of any Debt Securities protection in the event of a highly leveraged transaction involving either ITT Destinations or ITT. Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of the Debt Securities; (2) the designation, aggregate principal amount and authorized denominations of such Debt Securities;
(3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of, premium, if any, and any interest on such Debt Securities may be payable; (5) the date on which such Debt Securities will mature; (6) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (7) the dates on which such interest, if any, will be payable and the record dates for such payment dates;
(8) the Trustee under the Indenture pursuant to which the Debt Securities are to be issued; (9) whether the Debt Securities are to be issued in the form of one or more global securities representing all Debt Securities of that series (each a "Global Security") and, if so, the identity of a depositary (the "Depositary") for such Global Security or Securities; and (10) any redemption terms or other specific terms.

     If any of the Securities are sold for foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be only Fully Registered Securities. In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "Global Securities." (Sections 3.1., 3.2.)

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

GUARANTEES

     ITT will unconditionally guarantee (prior to the Distribution) the due and punctual payment of the principal, premium, if any, and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. The Guarantees will rank equally with all other unsecured and unsubordinated obligations of ITT. The Guarantees will irrevocably terminate and be of no further force or effect upon the completion of the Distribution, subject to certain conditions.(Sections 14.1., 14.2., 14.3.)

CERTAIN COVENANTS OF ITT DESTINATIONS

     On and after the Distribution, each Indenture will require ITT Destinations to comply with certain restrictive covenants. None of the Indentures will require ITT Destinations to maintain any Restricted Subsidiaries. Accordingly, if ITT Destinations elects not to maintain any Restricted Subsidiaries, none of the Indentures will provide any limitations on the activity of any ITT Destinations subsidiary. However, each Indenture will contain certain provisions applicable to any companies maintained as Restricted Subsidiaries, and such provisions are described below.

     Definitions of Restricted Subsidiary and Unrestricted Subsidiary. The term "Restricted Subsidiary" will be defined in each Indenture to mean any subsidiary other than an Unrestricted Subsidiary; and the term "Unrestricted Subsidiary" will be defined to mean (i) any subsidiary 50% or less of the voting stock of which is owned directly by ITT Destinations and/or one or more Restricted Subsidiaries or (ii) any subsidiary designated as an Unrestricted Subsidiary by the ITT Destinations Board of Directors. A Restricted Subsidiary may at any time be designated as an Unrestricted Subsidiary, and an Unrestricted Subsidiary's designation as such may at any time be rescinded by the ITT Destinations Board of Directors; and any subsidiary may be the subject of a series of such designations and rescissions thereof, without limitation, except that: (i) a subsidiary may not become an Unrestricted Subsidiary if, upon the effectiveness thereof, it would own any capital stock of, or hold any indebtedness of, any Restricted Subsidiary; and (ii) an Unrestricted Subsidiary may not become a Restricted Subsidiary unless such subsidiary has outstanding no lien upon its property which such subsidiary would be prohibited, under the restriction on liens described below, from creating immediately after it becomes a Restricted Subsidiary and, with certain exceptions, such subsidiary is not a party to any lease which it would have been prohibited, under the restriction on sale and lease-back transactions described below, from entering into had it been a Restricted Subsidiary at the time it entered into such lease. (Section 1.1.)

     Definition of Consolidated Net Tangible Assets. The term "Consolidated Net Tangible Assets" will be defined in each Indenture to mean the total of all assets appearing on a consolidated balance sheet of ITT Destinations and its Restricted Subsidiaries prepared in accordance with generally accepted accounting principles as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined, but excluding (i) the book amount of all segregated intangible assets, (ii) all depreciation, valuation and other reserves, (iii) current liabilities, (iv) any minority interest in the stock and surplus of Restricted Subsidiaries, (v) investments in subsidiaries which are not Restricted Subsidiaries, (vi) deferred income and deferred liabilities, and (vii) other items deductible under generally accepted accounting principles. (Section 1.1.)

     The term "Capitalized Lease-Back Obligation" will be defined in each Indenture to mean the total net rental obligations of ITT Destinations or a Restricted Subsidiary under any lease entered into as part of a sale and lease-back transaction involving a Principal Property discounted to present value at the rate of 9% per annum. The term "Principal Property" will be defined in each Indenture to mean any single property owned by ITT Destinations or any Restricted Subsidiary having a gross book value in excess of 2% of Consolidated Net Tangible Assets, except any such property or portion thereof which the ITT Destinations Board of Directors by resolution declares is not of material importance to the total business conducted by ITT Destinations and its Restricted Subsidiaries as an entirety. (Section 1.1.)

     Sale and Lease-Back. Each Indenture will provide that neither ITT Destinations nor any Restricted Subsidiary may enter into any sale and lease-back transaction (except for temporary leases of a term of not more than three years and except for leases between ITT Destinations and a Restricted Subsidiary or between Restricted Subsidiaries) involving the leasing by ITT Destinations or any Restricted Subsidiary of any Principal Property, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (i) ITT Destinations applies an amount equal to the greater of the fair value (as determined by the ITT Destinations Board of Directors) of such property or the net proceeds of such sale, within 120 days, to the retirement of Debt Securities or other indebtedness ranking on a parity with the Debt Securities, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof, or (ii) at the time of entering into such transaction, such Principal Property could have been subjected to a mortgage securing indebtedness in a principal amount equal to the Capitalized Lease-Back Obligation (as defined) with respect to such Principal Property under clause (m) of the provision for limitations on liens referred to below without securing the Debt Securities as contemplated by that provision. (Section 4.5.)

     Liens. Each Indenture will prohibit ITT Destinations and its Restricted Subsidiaries from creating any mortgages or other liens upon any Principal Property (without securing the Debt Securities equally and ratably with all other indebtedness secured thereby), with the following exceptions: (a) mortgages or other liens on any such property acquired, constructed or improved by ITT Destinations or a Restricted Subsidiary to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or any mortgage or other lien on any such property existing at the time of acquisition thereof; (b) any mortgage or other lien on any property of another company existing at the time it is acquired by merger, consolidation or acquisition of substantially all of its stock or its assets;
(c) pledges or deposits to secure payment of workers' compensation or insurance premiums, or relating to tenders, bids, contracts (except contracts for the payment of money) or leases; (d) pledges or liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right; (e) pledges or liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling ITT Destinations or a Restricted Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements; (f) mechanics', carriers', workmen's and other like liens; (g) encumbrances in favor of the U.
S. Government to secure progress or advance payments; (h) mortgages, pledges or other liens securing any indebtedness incurred to finance the cost of property leased to the U. S. Government at a rental sufficient to pay the principal of and interest on such indebtedness; (i) mortgages or other liens securing indebtedness of a Restricted Subsidiary to ITT Destinations or to a Restricted Subsidiary; (j) mortgages, pledges or other liens affecting property securing indebtedness of a governmental authority issued to finance the cost of a pollution control program with respect to operations of ITT Destinations or a Restricted Subsidiary; (k) renewals, extensions and replacements of any permitted mortgage, lien, deposit or encumbrance, provided the amount secured is not increased; (l) mortgages or other liens on any such property existing on the date of such Indenture; and (m) the creation of any other mortgage, pledge or other lien, if, after giving effect to the creation thereof, the total of (i) the aggregate principal amount of indebtedness of ITT Destinations and its Restricted Subsidiaries secured by all mortgages, pledges or other liens created under the provisions referred to in this clause (m), plus (ii) the aggregate amount of Capitalized Lease-Back Obligations of ITT Destinations and its Restricted Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provision for limitations on such transactions described above, but for the satisfaction of the condition referred to in clause (ii) of the description of such provision, will not exceed an amount equal to 15% of Consolidated Net Tangible Assets (as defined).

     The lease of any property and rental obligations thereunder (whether or not involving a sale and lease-back and whether or not capitalized) shall not be deemed to create a lien. The sale or other transfer of (a) timber or other natural resources in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such resources, or (b) any other interest in property of the character commonly referred to as a "production payment", shall not be deemed to create a lien. (Section 4.6.)

     Consolidation, Merger or Sale. Each Indenture will permit the consolidation or merger of ITT Destinations with or into any other corporation, or the merger into ITT Destinations of any other corporation, or the sale by ITT Destinations of its property and assets as, or substantially as, an entirety, or otherwise; provided, however, (a) that, in case of any such consolidation or merger the corporation resulting from such consolidation or any corporation other than ITT Destinations into which such merger shall be made shall succeed to and be substituted for ITT Destinations with the same effect as if it has been named therein as a party thereto and shall become liable and be bound for, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of each series and the coupons, if any, appertaining thereto and the performance and observance of each and every covenant and condition of the applicable Indenture on the part of ITT Destinations to be performed or observed, and (b) that, as a condition of any such sale of the property and assets of ITT Destinations as, or substantially as, an entirety, the corporation to which such property and assets shall be sold shall (i) expressly assume, as a part of the purchase price thereof, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of each series and the coupons, if any, appertaining thereto and the performance and observance of all the covenants and conditions of the applicable Indenture on the part of ITT Destinations to be performed or observed, and (ii) simultaneously with the delivery to it of the conveyances or instruments of transfer of such property and assets, execute and deliver to the Trustee a supplemental indenture, in form satisfactory to the Trustee, whereby such purchasing corporation shall so assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of each series and the coupons, if any, appertaining thereto and the performance and observance of each and every covenant and condition of the applicable Indenture on the part of ITT Destinations to be performed or observed, to the same extent that ITT Destinations is bound and liable.

     ITT Destinations will not consolidate with any other corporation or accept a merger of any other corporation into ITT Destinations or permit ITT Destinations to be merged into any other corporation, or sell its properties and assets as, or substantially as, an entirety, except upon the terms and conditions set forth in the applicable Indenture. Upon any consolidation or merger, or any sale of the properties and assets of ITT Destinations as, or substantially as, an entirety in accordance with the provisions of the applicable Indenture, the corporation formed by such consolidation or into which ITT Destinations shall have been merged or to which such sale shall have been made shall succeed to and be substituted for ITT Destinations with the same effect as if it had been named therein as a party thereto and thereafter from time to time such successor corporation may exercise each and every right and power of ITT Destinations under each Indenture, in the name of ITT Destinations or in its own name; and any act or proceeding by any provision of the applicable Indenture required or permitted to be done by the Board of Directors or any officer of ITT Destinations may be done with like force and effect by the like board or officer of any corporation that shall at the time be the successor of ITT Destinations thereunder. In the event of the sale by ITT Destinations of its properties and assets as, or substantially as, an entirety upon the terms and conditions of the applicable Indenture, ITT Destinations shall be released from all its liabilities and obligations thereunder and under the Debt Securities. (Section 12.1.)

     Each Indenture will provide that ITT may, prior to the completion of the Distribution, assume the obligations of ITT Destinations under such Indenture and the Securities without the consent of the Holders, provided certain conditions are met. Upon such assumption, ITT Destinations will be released from all obligations and covenants under the applicable Indenture and the Securities. (Section 12.4.)

     The Trustee, subject to the provisions of the applicable Indenture, may receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger or sale, and any such assumption, complies with the provisions of the Indenture. (Section 12.3.)

CERTAIN COVENANTS OF ITT

     Prior to the Distribution, each Indenture will require ITT and its Domestic Subsidiaries to comply with certain restrictive covenants. None of the Indentures will require ITT to maintain any Domestic Subsidiaries. Accordingly, if ITT elects not to maintain any Domestic Subsidiaries, none of the Indentures will provide any limitations on the activity of any ITT subsidiary. However, each Indenture will contain certain provisions applicable to any companies maintained as Domestic Subsidiaries, and such provisions are described below.

     Definition of Domestic Subsidiary. The term "Domestic Subsidiary" will be defined in each Indenture to mean any subsidiary which is neither a Foreign Subsidiary nor an Unrestricted Subsidiary. "Foreign Subsidiary" will be defined to mean any subsidiary substantially all of the operating assets of which are located, or substantially all of the business of which is carried on, outside the United States of America and its territories and possessions, but such term shall not include any subsidiary incorporated under the laws of any state of the United States, substantially all of the assets of which consist of securities of other subsidiaries. (Section 1.1.)

     Definitions of Restricted Subsidiary and Unrestricted Subsidiary. In the case of ITT, the term "Restricted Subsidiary" will be defined in each Indenture to mean any subsidiary other than an Unrestricted Subsidiary; and the term "Unrestricted Subsidiary" will be defined to mean (i) any subsidiary 50% or less of the voting stock of which is owned directly by ITT and/or one or more Restricted Subsidiaries, or (ii) any subsidiary designated as an Unrestricted Subsidiary by the ITT Board of Directors. A Restricted Subsidiary may at any time be designated as an Unrestricted Subsidiary, and an Unrestricted Subsidiary's designation as such may at any time be rescinded by the ITT Board of Directors; and any subsidiary may be the subject of a series of such designations and rescissions thereof, without limitation, except that: (i) a subsidiary may not become an Unrestricted Subsidiary if, upon the effectiveness thereof, it would own any capital stock of, or hold any indebtedness of, any Restricted Subsidiary; and (ii) an Unrestricted Subsidiary may not become a Restricted Subsidiary unless such subsidiary has outstanding no lien upon its property which such subsidiary would be prohibited, under the restriction on liens described below, from creating immediately after it becomes a Restricted Subsidiary and, with certain exceptions, such subsidiary is not a party to any lease which it would have been prohibited, under the restriction on sale and lease-back transactions described below, from entering into had it been a Restricted Subsidiary at the time it entered into such lease. (Section 1.1.)

     Definition of Consolidated Net Tangible Assets. In the case of ITT, the term "Consolidated Net Tangible Assets" will be defined in each Indenture to mean the total of all assets appearing on a consolidated balance sheet of ITT and its Domestic Subsidiaries prepared in accordance with generally accepted accounting principles as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined, but excluding (i) the book amount of all segregated intangible assets, (ii) all depreciation, valuation and other reserves, (iii) current liabilities, (iv) any minority interest in the stock and surplus of Domestic Subsidiaries, (v) investments in subsidiaries which are not Domestic Subsidiaries, (vi) deferred income and deferred liabilities, and (vii) other items deductible under generally accepted accounting principles. (Section 1.1.)

     In the case of ITT, the term "Capitalized Lease-Back Obligation" will be defined in each Indenture to mean the total net rental obligations of ITT or a Domestic Subsidiary under any lease entered into as part of a sale and lease-back transaction involving a Principal Property discounted to present value at the rate of 9% per annum. In the case of ITT, the term "Principal Property" will be defined in each Indenture to mean any single manufacturing or processing facility owned by ITT or any Domestic Subsidiary having a gross book value in excess of 2% of Consolidated Net Tangible Assets, except any such facility or portion thereof which the ITT Board of Directors by resolution declares is not of material importance to the total business conducted by ITT and its Domestic Subsidiaries as an entirety. (Section 1.1.)

     Sale and Lease-Back. Each Indenture will provide that neither ITT nor any Domestic Subsidiary may enter into any sale and lease-back transaction (except for temporary leases of a term of not more than three years and except for leases between ITT and a Domestic Subsidiary or between Domestic Subsidiaries) involving the leasing by ITT or any Domestic Subsidiary of any Principal Property, more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (i) ITT applies an amount equal to the greater of the fair value (as determined by the ITT Board of Directors) of such property or the net proceeds of such sale, within 120 days, to the retirement of Debt Securities or other indebtedness ranking on a parity with the Debt Securities, or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof, or (ii) at the time of entering into such transaction, such Principal Property could have been subjected to a mortgage securing indebtedness in a principal amount equal to the Capitalized Lease-Back Obligation (as defined) with respect to such Principal Property under clause (1) of the provision for limitations on liens referred to below without securing the Debt Securities as contemplated by that provision. (Section 5.1.)

     Liens. Each Indenture will prohibit ITT and its Domestic Subsidiaries from creating any mortgages or other liens upon any Principal Property (without securing the Debt Securities equally and ratably with all other indebtedness secured thereby), with the following exceptions: (a) mortgages or other liens on any such property acquired, constructed or improved by ITT or a Domestic Subsidiary to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or any mortgage or other lien on any such property existing at the time of acquisition thereof; (b) any mortgage or other lien on any property of another company existing at the time it is acquired by merger, consolidation or acquisition of substantially all of its stock or its assets; (c) pledges or deposits to secure payment of workers' compensation or insurance premiums, or relating to tenders, bids, contracts (except contracts for the payment of money) or leases; (d) pledges or liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right; (e) pledges or liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling ITT or a Domestic Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements; (f) mechanics', carriers', workmen's and other like liens; (g) encumbrances in favor of the U. S. Government to secure progress or advance payments; (h) mortgages, pledges or other liens securing any indebtedness incurred to finance the cost of property leased to the U. S. Government at a rental sufficient to pay the principal of and interest on such indebtedness; (i) mortgages or other liens securing indebtedness of a Domestic Subsidiary to ITT or to a Domestic Subsidiary; (j) mortgages, pledges or other liens affecting property securing indebtedness of a governmental authority issued to finance the cost of a pollution control program with respect to operations of ITT or a Domestic Subsidiary; (k) renewals and extensions of any permitted mortgage, lien, deposit or encumbrance, provided the amount secured is not increased; and (l) the creation of any other mortgage, pledge or other lien, if, after giving effect to the creation thereof, the total of (i) the aggregate principal amount of indebtedness of ITT and its Domestic Subsidiaries secured by all mortgages, pledges or other liens created under the provisions referred to in this clause (l), plus (ii) the aggregate amount of Capitalized Lease-Back Obligations of ITT and its Domestic Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provision for limitations on such transactions described above but for the satisfaction of the condition referred to in clause (ii) of the description of such provision, will not exceed an amount equal to 5% of Consolidated Net Tangible Assets (as defined).

     The lease of any property and rental obligations thereunder (whether or not involving a sale and lease-back and whether or not capitalized) shall not be deemed to create a lien. The sale or other transfer of (a) timber or other natural resources in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such resources, or (b) any other interest in property of the character commonly referred to as a "production payment", shall not be deemed to create a lien. (Section 5.2.)

     Consolidation, Merger or Sale. Each Indenture will permit the consolidation or merger of ITT with or into any other corporation, or the merger into ITT of any other corporation, or the sale by ITT of its property and assets as, or substantially as, an entirety, or otherwise; provided, however, (a) that, in case of any such consolidation or merger the corporation resulting from such consolidation or any corporation other than ITT into which such merger shall be made shall succeed to and be substituted for ITT with the same effect as if it has been named therein as a party thereto and shall become liable and be bound for, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of each series and the coupons, if any, appertaining thereto and the performance and observance of each and every covenant and condition of the applicable Indenture on the part of ITT to be performed or observed, and (b) that, as a condition of any such sale of the property and assets of ITT as, or substantially as, an entirety, the corporation to which such property and assets shall be sold shall (i) expressly assume, as a part of the purchase price thereof, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of each series and the coupons, if any, appertaining thereto and the performance and observance of all the covenants and conditions of the applicable Indenture on the part of ITT to be performed or observed, and (ii) simultaneously with the delivery to it of the conveyances or instruments or transfer of such property and assets, execute and deliver to the Trustee a supplemental indenture, in form satisfactory to the Trustee, whereby such purchasing corporation shall so assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities of each series and the coupons, if any, appertaining thereto and the performance and observance of each and every covenant and condition of the applicable Indenture on the part of ITT to be performed or observed, to the same extent that ITT is bound and liable.

     ITT will not consolidate with any other corporation or accept a merger of any other corporation into ITT or permit ITT to be merged into any other corporation, or sell its properties and assets as, or substantially as, an entirety, except upon the terms and conditions set forth in the applicable Indenture. Upon any consolidation or merger, or any sale of the properties and assets of ITT as, or substantially as, an entirety in accordance with the provisions of the applicable Indenture, the corporation formed by such consolidation or into which ITT shall have been merged or to which such sale shall have been made shall succeed to and be substituted for ITT with the same effect as if it had been named therein as a party thereto and thereafter from time to time such successor corporation may exercise each and every right and power of ITT under each Indenture, in the name of ITT or in its own name; and any act or proceeding by any provision of the applicable Indenture required or permitted to be done by the Board of Directors or any officer of ITT may be done with like force and effect by the like board or officer of any corporation that shall at the time be the successor of ITT thereunder. In the event of the sale by ITT of its properties and assets as, or substantially as, an entirety upon the terms and conditions of the applicable Indenture, ITT shall be released from all its liabilities and obligations thereunder and with respect to the Debt Securities. (Section 12.2.)

     The Trustee, subject to the provisions of the applicable Indenture, may receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger or sale, and any such assumption, complies with the provisions of the Indenture. (Section 12.3.)

     Except for the limitations on liens, sale and leaseback transactions and consolidation, merger and sale of assets of ITT Destinations and ITT referred to above, the Indentures and the terms of the Debt Securities do not contain any covenants or other provisions designed to afford holders of any Debt Securities protection in the event of a highly leveraged transaction involving either ITT Destinations or ITT.

REDEMPTION PURSUANT TO GAMING LAWS

     If a holder or beneficial owner of a Debt Security is required by any gaming authority to be licensed or found qualified or suitable to hold or own the Debt Securities and such holder is not licensed or found qualified or suitable within any time specified by such gaming authority or such gaming authority denies a license to or finds unqualified or unsuitable such holder, ITT Destinations will have the right at its option to require such holder to dispose of such holder's Debt Securities within the time period prescribed by ITT Destinations or such other time period as may be prescribed by any gaming authority, which time period shall be specified in a written notice from ITT Destinations. If the holder having been given the opportunity by ITT Destinations to dispose of such Debt Securities fails to do so within the prescribed time period, ITT Destinations will have the right to call for redemption such holder's Debt Securities by notice of redemption to such person. On any such redemption, the redemption price shall be the lesser of (a) the lowest closing sale price of the Debt Securities on any trading day during the 120 day period commencing on the date upon which ITT Destinations shall have received notice from a gaming authority of such holder's disqualification or (b) the price at which such holder acquired the Debt Securities, unless a different redemption price is required by such gaming authority, in which event such required price shall be the redemption price. (Section 16.5.)

MODIFICATION OF INDENTURE

     Each applicable Indenture, the rights and obligations of ITT Destinations and ITT thereunder and the rights of the Holders thereunder may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each such series (including Debt Securities of each such series issuable upon exercise of unexpired Warrants) affected by the modification or amendment. No modification of the terms of payment of principal or interest or the Guarantees, and no modification reducing the percentage required for modifications, is effective against any Holder without its consent. For the purpose of these provisions solely, a holder of an unexpired Warrant shall be deemed to be the Holder of the principal amount of Debt Securities issuable upon exercise of such Warrant. (Section 11.2.)

EVENTS OF DEFAULT

     Except as may otherwise be set forth in each Prospectus Supplement, each Indenture provides that the following are Events of Default thereunder with respect to any series of Debt Securities issued thereunder: (i) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when and as the same shall be due and payable; (ii) default in the deposit of a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (iii) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (iv) default for 60 days after notice in the performance of any other covenant in respect of the Debt Securities or Guarantees of such series contained in such Indenture; (v) acceleration (after the Distribution) of certain debt instruments of at least $10,000,000 aggregate principal amount of ITT Destinations, which acceleration shall not have been rescinded or annulled within 30 days after notice; (vi) certain events in bankruptcy, insolvency or reorganization of ITT (prior to the Distribution) or ITT Destinations; (vii) the Guarantee of the Debt Securities ceases to be in full force and effect (other than as a result of the release of such Guarantee upon the Distribution or otherwise in accordance with the terms of the Indenture); or (viii) any other Event of Default provided in the applicable Board Resolution or supplemental indenture under which such series of Debt Securities is issued. (Section 7.1.) An Event of Default with respect to a particular series of Debt Securities issued under an Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The applicable Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders. (Section 7.11.)

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately, provided, however, that, subject to certain conditions, any such declaration and its consequences may be rescinded and annulled by the Holders of not less than a majority in aggregate principal amount of the Debt Securities of such series. (Section 7.1.)

     Each Indenture will require the annual filing by ITT Destinations and ITT (prior to the Distribution) with the applicable Trustee of a certificate, signed by a specified officer, stating whether or not such officer has obtained knowledge of any default by ITT or ITT Destinations, as the case may be, in the performance, observance or fulfillment of any condition or covenant of such Indenture, and, if so, specifying each such default and the nature thereof. (Sections 4.7., 5.3.)

     Subject to provisions relating to its duties in case of default, a Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of any Holders, unless such Holders shall have offered to such Trustee reasonable indemnity. (Section 8.2.) Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the appropriate Trustee, or exercising any trust or power conferred upon such Trustee, with respect to the Debt Securities of such series. (Section 7.9.)

PAYMENT AND TRANSFER

     Principal of, premium, if any, and interest, if any, on Fully Registered Securities are to be payable at the place or places designated by ITT Destinations for such purposes, provided that payment of interest, if any, may be made at the option of ITT Destinations by check mailed to the persons in whose names such Securities are registered at the close of business on the day or days specified in the Prospectus Supplement accompanying this Prospectus. The principal of, premium, if any, and interest, if any, on Debt Securities in other forms will be payable in such manner and at such place or places as may be designated by ITT Destinations and specified in the applicable Prospectus Supplement. (Sections 3.1., 4.1., 4.2.)

     Fully Registered Securities may be transferred or exchanged at the Corporate Trust Office of the Trustee under the applicable Indenture or at any other office or agency maintained by ITT Destinations for such purposes, subject to the limitations contained in the Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement. (Sections 3.1., 3.6.)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee of such Depositary to such Depositary, or to a successor of such Depositary or a nominee of such successor. (Section 2.4.)

     The specific terms of the depositary arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

DEFEASANCE

     Except as may otherwise be provided in the applicable Prospectus Supplement with respect to the Securities of any series (Section 3.1.), each Indenture provides that ITT Destinations and ITT shall be discharged from their obligations with respect to the Securities of a series at any time prior to the Stated Maturity or redemption thereof when (a) ITT Destinations has irrevocably deposited with the Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Securities are denominated to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series, and (b) ITT Destinations has paid all other sums payable with respect to the Securities of such series. Upon such discharge, the Holders of the Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Securities of such series, and replacement of lost, stolen or mutilated Securities, and shall look only to such deposited funds or obligations for payment. (Sections 13.1., 13.3.)

     Under Federal income tax law as of the date of this Prospectus, such deposit and discharge may be treated as an exchange of the related Securities. As a consequence, each Holder of such Securities might be required to recognize gain or loss equal to the difference between the Holder's cost or other tax basis for the Securities and the value of the Holder's interest in the trust. Such Holders thereafter might be required to include in income a different amount than would be includable in the absence of the discharge. Prospective investors are urged to consult their own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than the Federal income tax law.

CONCERNING THE TRUSTEES

     Business and other relationships (including other trusteeships) between ITT Destinations, ITT and their subsidiaries and each Trustee under any Indenture pursuant to which any of the Debt Securities to which the Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

                            DESCRIPTION OF WARRANTS

     The following statements with respect to the Warrants are summaries of, and subject to, the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement"), in each case between ITT Destinations and a banking institution organized under the laws of the United States of America or any State thereof, as Warrant Agent (each a "Warrant Agent"), a form of which will be filed as an exhibit to a Current Report on Form 8-K.

GENERAL

     The Warrants, whether evidenced by Warrant Certificates (the "Warrant Certificates") or not so evidenced, may be issued under a Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Warrants; (iii) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (iv) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) federal income tax consequences; (viii) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; (ix) whether the Warrants will be issued in certificated or uncertificated form; and (x) any other terms of the Warrants.

     Warrant Certificates, if any, may be exchanged for new Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Warrant Agent or any Co-Warrant Agent, which will be listed in the Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities (except to the extent that the consent of Warrantholders may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Warrants) and are not entitled to payments of principal, premium, if any, or interest, if any, on such Debt Securities.

EXERCISE OF WARRANTS

     Warrants may be exercised by surrendering the Warrant Certificate, if any, at the corporate trust office of the Warrant Agent or at the corporate trust office of the Co-Warrant Agent, if any, with the form of election to purchase on the reverse side of the Warrant Certificate, if any, properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon exercise of Warrants, the Warrant Agent or Co-Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising Warrantholder and at the sole cost and risk of such holder. If less than all of the Warrants evidenced by the Warrant Certificate, if any, are exercised, a new Warrant Certificate will be issued, if sufficient time exists prior to the expiration of the exercise period, for the remaining amount of Warrants.

REDEMPTION PURSUANT TO GAMING LAWS

     If a holder or beneficial owner of a Warrant is required by any gaming authority to be licensed or found qualified or suitable to hold or own the Warrants and such holder is not licensed or found qualified or suitable within any time specified by such gaming authority or such gaming authority denies a license to or finds unqualified or unsuitable such holder, ITT Destinations will have the right at its option to require such holder to dispose of such holder's Warrants within the time period prescribed by ITT Destinations or such other time period as may be prescribed by any gaming authority, which time period shall be specified in a written notice from ITT Destinations. If the holder having been given the opportunity by ITT Destinations to dispose of such Warrants fails to do so within the prescribed time period, ITT Destinations will have the right to call for redemption such holder's Warrants by notice of redemption to such person. On any such redemption, the redemption price shall be the lesser of (a) the lowest closing sale price of the Warrants on any trading day during the 120 day period commencing on the date upon which ITT Destinations shall have received notice from a gaming authority of such holder's disqualification or (b) the price at which such holder acquired the Warrants, unless a different redemption price is required by such gaming authority, in which event such required price shall be the redemption price.

                            CASINO GAMING REGULATION


     ITT Destination's gaming operations consist of Caesars Palace in Las Vegas, Caesars Atlantic City in Atlantic City and Caesars Tahoe in Stateline, Nevada (each of which was acquired by ITT in January 1995), ITT Sheraton's Desert Inn Resort's Casino in Las Vegas, the Sheraton Casino in Tunica County, Mississippi, and various hotel/casino operations of ITT Sheraton and Caesars outside the United States. These gaming operations are subject to extensive regulation, including the following:


NEVADA GAMING REGULATION

     The ownership and/or operation of casino gaming facilities in Nevada are subject to state and local regulation. Nevada's casino gaming laws, regulations and supervisory procedures are extensive and reflect certain broad declarations of public policy. In general, Nevada's gaming laws, regulations and supervisory procedures seek to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity, (ii) establish and maintain responsible accounting practices and procedures, (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable recordkeeping, and making periodic reports to the applicable casino gaming authority, (iv) prevent cheating and fraudulent practices and (v) provide a source of state and local revenues through taxation and licensing fees.

     The Nevada Gaming Commission (the "Nevada Commission") may, in its discretion, require the holder of any debt security of ITT Destinations or any affiliated company of ITT Destinations to file an application, be investigated and found suitable to own such debt security. If the Nevada Commission determines that a person is unsuitable to own such debt security, then pursuant to the Nevada Gaming Control Act (the "Nevada Act"), ITT Destinations and its affiliated Nevada gaming companies, the Sheraton Desert Inn Companies and the Caesars Nevada Companies, can be sanctioned, including the loss of their approvals, if without the prior approval of the Nevada Commission, they: (i) pay to the unsuitable person any dividend, interest or any distribution whatsoever;
(ii) recognize any voting right by such unsuitable person in connection with such securities; (iii) pay the unsuitable person remuneration in any form; or
(iv) make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction. See "Description of Debt Securities -- Redemption Pursuant to Gaming Laws".

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or by the Chairman of the Nevada State Gaming Control Board may be found unsuitable. Any holder of any equity or debt security found unsuitable and who holds, directly or indirectly, any beneficial ownership of ITT Destinations' debt or equity voting securities beyond such period or periods of time as may be prescribed by the Nevada Commission may be guilty of a gross misdemeanor. ITT Destinations could be subject to disciplinary action if, without the prior approval of the Nevada Commission and after ITT Destinations receives notice that a person is unsuitable to be an equity or debt security holder or to have any other relationship with ITT Destinations, ITT Sheraton, Sheraton Gaming Corporation, Sheraton

Desert Inn Corporation, Caesars, Caesars Palace Corporation or Desert Palace, Inc. or any one of them either (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form, (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction or (v) fails to pursue all lawful efforts to require such unsuitable person to relinquish his securities including, if necessary, the immediate purchase of such securities for cash at fair market value.


NEW JERSEY GAMING REGULATION


     Casino gaming in New Jersey is subject to strict compliance with the New Jersey Casino Control Act (the "New Jersey Act"), the strict supervision of the New Jersey Casino Control Commission (the "New Jersey Commission") and compliance with the regulations adopted by the New Jersey Commission. The New Jersey gaming laws and regulations primarily concern (a) the financial stability and character of casino operators, their employees, their security holders and others financially interested in casino operations, and (b) the operating methods -- including the rules of the games and credit issuance procedures -- and the financial and accounting procedures used in connection with casino operations. The New Jersey gaming laws and regulations include detailed provisions concerning, among other things, (i) the type, manner and number of applications and licenses required to conduct casino gaming and ancillary activities, (ii) the licensing, regulation and curricula of gaming schools, (iii) the establishment of minimum standards of accounting and internal control, including the issuance and enforceability of casino credit, (iv) the manufacture, sale, distribution and possession of gaming equipment, (v) the rules of the games, (vi) the exclusion of undesirable persons, (vii) the use, regulation and reporting of junket activities, (viii) the possession, sale and distribution of alcoholic beverages, (ix) the regulation and licensing of suppliers to licensed casino operators, (x) the conduct of entertainment within licensed casino facilities, (xi) equal employment opportunity for employees of licensed casino operators, contractors for casino facilities and the like, (xii) the payment of gross revenue taxes and similar fees and expenses, (xiii) the conduct of casino simulcasting and (xiv) the imposition and discharge of casino reinvestment development obligations. A number of these regulations require practices which are different from those in many casinos elsewhere. As a prerequisite to being licensed, a New Jersey casino/hotel facility must meet certain facilities requirements concerning, among other things, the size and number of guest rooms.



     Caesars's casino gaming operations in Atlantic City, New Jersey are conducted by Boardwalk Regency Corporation ("BRC"), which is a wholly owned subsidiary of Caesars New Jersey, Inc. ("CNJ"), which, in turn, is a wholly owned subsidiary of Caesars, which in turn, will be a wholly owned subsidiary of ITT Sheraton (ITT Sheraton, Caesars, CNJ and BRC collectively referred to as the "Caesars New Jersey Companies"). After the Distribution, ITT Sheraton will be a wholly owned subsidiary of ITT Destinations. As a prerequisite to BRC holding a license, ITT Destinations, ITT Sheraton, Caesars and CNJ have to be approved by the New Jersey Commission due to their corporate relationship to BRC. Thus, any debt or equity security holder of ITT Destinations, ITT Sheraton, Caesars or CNJ will have to be found qualified. The qualification requirement of any debt or equity security holder of ITT Destinations may be waived based on an express finding by the New Jersey Commission, with the consent of the Director of the New Jersey Division of Gaming Enforcement ("DGE"), that the security holder either (a)(i) is not significantly involved in the activities of BRC, (ii) does not have the ability to control ITT Destinations, ITT Sheraton, Caesars, CNJ or BRC and (iii) does not have the ability to elect one or more members of the respective boards of directors of ITT Destinations, ITT Sheraton, Caesars, CNJ or BRC, or (b) is an "institutional investor", as such term is defined in the New Jersey Act and regulations; for purposes of the former, the New Jersey Act presumes that any non-"institutional investor" security holder who owns or beneficially holds 5% or more of the equity securities of ITT Destinations has the ability to control ITT Destinations, ITT Sheraton, Caesars, CNJ or BRC, unless such presumption is rebutted by clear and convincing evidence.


     The New Jersey Act and regulations define an "institutional investor" as
(i) any retirement fund administered by a public agency for the exclusive benefit of Federal, state or local public employees, (ii) an investment company registered under the Investment Company Act of 1940, (iii) a collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency, (iv) a closed end investment trust, (v) a chartered or licensed life insurance company or property and casualty insurance company, (vi) banking or other licensed or chartered lending institutions, (vii) an investment adviser registered under the Investment Advisers Act of 1940 or (viii) such other persons as the New Jersey Commission may determine for reasons consistent with the policies of the New Jersey Act. In the absence of a prima facie showing by the Director of the New Jersey DGE that there is any cause to believe that such institutional investor may be found unqualified, upon application and for good cause shown, an institutional investor holding either (a) less than 10% of the equity securities of ITT Destinations or (b) ITT Destinations debt securities constituting less than 20% of the outstanding debt of ITT Destinations and less than 50% of the issue involved shall be granted a waiver of qualification as to such holdings if (i) such securities are those of a publicly traded corporation,
(ii) the institutional investor's holdings of such securities were purchased for investment purposes only and (iii) upon request by the New Jersey Commission, the institutional investor files with the New Jersey Commission a certified statement to the effect that the institutional investor had no intention of influencing or affecting the affairs of ITT Destinations, ITT Sheraton, Caesars, CNJ or BRC; notwithstanding the foregoing, the institutional investor is permitted to vote on matters put to the vote of the outstanding security holders of ITT Destinations.



     If an institutional investor who has been granted a waiver subsequently determines to influence or affect the affairs of ITT Destinations, the institutional investor must provide to the New Jersey Commission not less than 30 days prior notice of such intent and the institutional investor must file with the New Jersey Commission an application for qualification before taking any action that may influence or affect the affairs of ITT Destinations. Notwithstanding the foregoing, the institutional investor is permitted to vote on matters put to the vote of the outstanding security holders of ITT Destinations. If an institutional investor changes its investment intent, or if the New Jersey Commission finds reasonable cause to believe that the institutional investor may be found unqualified, no action other than divestiture shall be taken by such institutional investor with respect to its security holdings until there has been compliance with the interim casino authorization provisions of the New Jersey Act, including the execution of a trust agreement. ITT Destinations, ITT Sheraton, Caesars, CNJ and BRC are required to immediately notify the New Jersey Commission and the New Jersey DGE of any information about, or action of, an institutional investor holding its equity or debt securities where such information or action may impact on the eligibility of such institutional investor for a waiver. If the New Jersey Commission finds an institutional investor unqualified or if the New Jersey Commission finds that, by reason of the extent or nature of its holdings, an institutional investor is in the position to exercise a substantial impact on the controlling interests of BRC so that qualification of the institutional investor is necessary to protect the public interest, the New Jersey Act vests in the New Jersey Commission the power to take all necessary action to protect the public interest, including the power to require that the institutional investor submit to qualification and become qualified under the New Jersey Act.



     An equity or debt security holder -- including institutional investors -- of ITT Destinations, ITT Sheraton, Caesars, CNJ or BRC who is required to be found qualified by the New Jersey Commission must submit an application for qualification within 30 days after being ordered to do so or divest all security holdings within 120 days after the New Jersey Commission determines such qualification is required. The application for qualification must include a trust agreement by which the security holder places its interest in ITT Destinations in trust with a trustee qualified by the New Jersey Commission. If the security holder is ultimately found qualified, the trust agreement is terminated. If the security holder is not found qualified or withdraws its application for qualification prior to a determination on qualification being made, the trustee will be empowered with all rights of ownership pertaining to such security holder's ITT Destinations securities, including all voting rights and the power to sell the securities; in any event, the unqualified security holder will not be entitled to receive in exchange for its ITT Destinations securities an amount in excess of the lower of (i) the actual cost the security holder incurred in acquiring the securities or (ii) the value of such securities calculated as if the investment had been made on the date the trust became operative. By the same token, if the security holder is not found qualified, it is unlawful for the security holder to (i) receive any dividends or interest on such securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities, or (iii) receive any remuneration in any form from ITT Destinations, ITT Sheraton, Caesars, CNJ or BRC for services rendered or otherwise.

     For a more detailed description of casino gaming regulations see "Business of New ITT After the Distribution -- Governmental Regulation and Related Matters -- Casino Gaming Regulation" in the Proxy.


RELATED PROVISIONS OF THE ITT DESTINATIONS AMENDED AND RESTATED ARTICLES OF INCORPORATION

     ITT Destinations' Amended and Restated Articles of Incorporation provide that (i) all securities of ITT Destinations are subject to redemption by ITT Destinations to the extent necessary to prevent the loss, or to secure the reinstatement, of any casino gaming license held by ITT Destinations or any of its subsidiaries in any jurisdiction within or without the United States of America, (ii) all securities of ITT Destinations are held subject to the condition that if a holder thereof is found by a gaming authority in any such jurisdiction to be disqualified or unsuitable pursuant to any gaming law, such holder will be required to dispose of all ITT Destinations securities held by such holder, and (iii) it will be unlawful for any such disqualified person to
(A) receive payments of interest or dividends on any ITT Destinations securities, (B) exercise, directly or indirectly, any rights conferred by any ITT Destinations securities or (C) receive any remuneration in any form, for services rendered or otherwise, from the subsidiary that holds the gaming license in such jurisdiction.

                              PLAN OF DISTRIBUTION

     ITT Destinations may sell the Securities (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to ITT Destinations from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Securities may also be sold directly by ITT Destinations or through agents designated by ITT Destinations from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by ITT Destinations to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, ITT Destinations will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by ITT Destinations. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that the purchase by an institution of the particular Securities shall not at any time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of ITT Destinations or such institutional investors thereunder.

     Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from ITT Destinations and any profit on the resale of the Securities by them may be deemed to be underwriting discounts and commissions, under the

Securities Act of 1933 (the "Act"). Under agreements which may be entered into by ITT Destinations, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by ITT Destinations and, under certain circumstances, by ITT, against certain civil liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make with respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, ITT Destinations, ITT or their respective subsidiaries in the ordinary course of their respective businesses.

                                 LEGAL OPINIONS

     The legality of the Securities and the Guarantees offered hereby will be passed upon for ITT Destinations and ITT by Richard S. Ward, Esq., ITT's Executive Vice President and General Counsel, or such other attorney of ITT Destinations or ITT as ITT Destinations and ITT may designate, and for the Underwriters by Cravath, Swaine & Moore, New York, NY, or such other counsel as may be designated. Mr. Ward has an interest in certain securities of ITT. Cravath, Swaine & Moore acts from time to time as legal counsel to ITT and ITT Destinations on various matters, including the Distribution.

                                    EXPERTS


     The audited financial statements and schedules relating to ITT, ITT Destinations and Caesars included or incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.



     The financial statements relating to Ciga incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Price Waterhouse (Milan, Italy), independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses payable by ITT Destinations in connection with the offering herein described are as follows:

    Printing and engraving...................................................  $  150,000
    Trustee's and Warrant Agents' fees and expenses..........................      80,000
    Accountants' fees........................................................      50,000
    Legal fees...............................................................      75,000
    Securities and Exchange Commission registration fee......................     689,655
    Fees and expenses relating to Blue Sky qualifications and legality for
      investment.............................................................      30,000
    Rating agencies' fees....................................................     500,000
    Miscellaneous............................................................      25,345
                                                                               ----------
              Total..........................................................  $1,600,000
                                                                                =========

     All amounts are estimated except for the registration fee payable to the Securities and Exchange Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides that ITT may indemnify officers and directors who are parties or threatened to be made parties in actual or threatened lawsuits against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred. Delaware law further provides that a corporation may purchase indemnification insurance, providing for indemnification of officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Delaware law.

     Reference is made to Article 4 of the By-laws of ITT filed with ITT's Form SE dated March 23, 1993 (CTK No. 216228).

     Reference is made to the form of indemnification agreement between ITT and each of its directors, filed with ITT's Form SE dated March 28, 1988 (CTK No. 216228).

     Any underwriters, dealers or agents who execute any of the underwriting, selling or other distribution agreements referred to in Exhibit 1 to this Registration Statement will agree to indemnify ITT's and ITT Destinations' directors and officers who signed the Registration Statement against certain liabilities which might arise under the Act from information furnished to ITT and ITT Destinations by or on behalf of any such indemnifying party.

     Subsection 1 of Section 78.751 of the Nevada Revised Statutes -- Chapter 78 Private Corporations (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection 2 of Section 78.751 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.


     Section 78.751 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.751.

     Article Seventh of the Restated Articles of Incorporation of ITT Destinations and Article 4 of the By-laws of ITT Destinations provide for indemnification of its officers and directors, substantially identical in scope to that permitted under Section 78.751 of the Nevada Law. The By-laws provide, pursuant to Subsection 5 of Section 78.751, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by ITT Destinations as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by ITT Destinations.


     ITT Destinations will enter into indemnification agreements with its directors and certain of its officers that require ITT Destinations to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada law, provided that any settlement of a third party action against a director or officer is approved by the Board of Directors of ITT Destinations, and subject to limitations for actions initiated by the director or officer, penalties paid by insurance, and violations of Section 16(b) of the 1934 Act and similar laws.


ITEM 16.  EXHIBITS.

     See Exhibit Index elsewhere herein.

ITEM 17.  UNDERTAKINGS.

     Each of ITT and ITT Destinations (the undersigned registrants) hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by either registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of either registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(b) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.


     (6) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (7) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of either registrant pursuant to the provisions described under Item 15 above, or otherwise (but that term shall not extend to the insurance policies referred to in said Item 15), each registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act, as amended ("Trust Indenture Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                ---------------

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY AND STATE OF NEW YORK ON THIS 9TH DAY OF NOVEMBER, 1995.


                                          ITT DESTINATIONS, INC.

                                          By:      /S/ ROBERT A. BOWMAN

                                            ------------------------------------
                                                      Robert A. Bowman
                                             President, Treasurer and Secretary


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                TITLE                     DATE
------------------------------------------    ----------------------------  -------------------
               /S/ ROBERT A. BOWMAN           President, Treasurer,            November 9, 1995
------------------------------------------    Secretary and Director
             Robert A. Bowman
      (Principal Executive Officer,
     Principal Financial Officer and
      Principal Accounting Officer)

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY AND STATE OF NEW YORK ON THIS 9TH DAY OF NOVEMBER, 1995.


                                          ITT CORPORATION

                                          By:        /S/ JON F. DANSKI

                                            ------------------------------------
                                                       Jon F. Danski
                                            Senior Vice President and Controller


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                SIGNATURE                                TITLE                     DATE
------------------------------------------  -------------------------------  -----------------
                        *                   Chairman, President and Chief     November 9, 1995
------------------------------------------  Executive and Director
             Rand V. Araskog
      (Principal Executive Officer)
                        *                   Executive Vice President and      November 9, 1995
------------------------------------------  Chief Financial Officer
             Robert A. Bowman
      (Principal Financial Officer)
                        *                   Director                          November 9, 1995
------------------------------------------
            Bette B. Anderson
                        *                   Director                          November 9, 1995
------------------------------------------
            Nolan D. Archibald
                        *                   Director                          November 9, 1995
------------------------------------------
            Robert A. Burnett
                        *                   Director                          November 9, 1995
------------------------------------------
            Michel David-Weill
                    *                       Director                          November 9, 1995
------------------------------------------
            S. Parker Gilbert
                    *                       Director                          November 9, 1995
------------------------------------------
            Paul G. Kirk, Jr.
                    *                       Director                          November 9, 1995
------------------------------------------
             Edward C. Meyer
                    *                       Director                          November 9, 1995
------------------------------------------
            Benjamin F. Payton
                    *                       Director                          November 9, 1995
------------------------------------------
             Margita E. White
      *By        /S/ RICHARD S. WARD
------------------------------------------
               Richard S. Ward
               Attorney-in-fact

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ITT Corporation:

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 13, 1995 on the consolidated financial statements of ITT Corporation to be renamed ITT Industries, Inc., included in ITT Corporation's Proxy Statement for the Special Meeting of Stockholders on September 21, 1995 and to all references to our firm included in or made a part of this registration statement.

                                          /s/ ARTHUR ANDERSEN LLP
                                              Arthur Andersen LLP

New York, N.Y.

November 9, 1995

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ITT Destinations, Inc.:


     As independent public accountants, we hereby consent to the use of our report dated June 13, 1995 on the combined financial statements of ITT Destinations, Inc. included in or made a part of this Registration Statement on Form S-3 and the incorporation by reference in this Registration Statement of such report included in ITT Corporation's Proxy Statement for the Special Meeting of Stockholders on September 21, 1995 and to all references to our firm included in or made a part of this registration statement.


                                          /s/ ARTHUR ANDERSEN LLP

                                              Arthur Andersen LLP


New York, N.Y.

November 9, 1995

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To ITT Destinations, Inc.:



     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 9, 1995 on the consolidated financial statements of Ciga Group included in ITT Corporation's Proxy Statement for the Special Meeting of Stockholders on September 21, 1995 and to all references to our firm included in or made a part of this registration statement.



                                          /s/ PRICE WATERHOUSE


                                              Price Waterhouse



Milan, Italy


November 8, 1995

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To ITT Destinations, Inc.:



     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 23, 1994 on the consolidated financial statements of Caesars World, Inc., included in ITT Corporation's Proxy Statement for the Special Meeting of Stockholders on September 21, 1995 and to all references to our firm included in or made a part of this registration statement.



                                          /s/ ARTHUR ANDERSEN LLP


                                              Arthur Andersen LLP



Los Angeles, California


November 9, 1995

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION                                  LOCATION
-------       -------------------------------------------------------  -----------------------------
  1           Form of Underwriting Agreement for dollar denominated
              Securities to be distributed in the United States. ((i)
              An Underwriting Agreement relating to securities to be
              distributed outside the United States or for Securities
              denominated in foreign currencies or foreign currency
              units or (ii) any Selling Agency or Distribution
              Agreement with any Agent will be filed as an exhibit to
              a Current Report on Form 8-K and incorporated herein by
              reference).............................................  Previously filed.
  2           Plan of acquisition, reorganization, arrangement,
              liquidation or succession..............................  Not applicable.
  4  (a)(i)   Form of Indenture to be dated as of November   , 1995,
              among ITT Destinations, Inc., ITT Corporation and The
              First National Bank of Chicago, as Trustee, with
              respect to the Debt Securities.........................  Previously filed.
     (a)(ii)  Form of Indenture to be dated as of November   ,1995,
              among ITT Destinations Inc., ITT Corporation and one or
              more banking institutions to be qualified as Trustee
              pursuant to Section 305(b)(2) of the Trust Indenture
              Act of 1939............................................  Incorporated by reference to
                                                                       Exhibit 4(a)(i) (except for
                                                                       name of Trustee)
              The form or forms of such Debt Securities and
              Guarantees, if any, with respect to each particular
              offering will be filed as an exhibit to a Current
              Report on Form 8-K and incorporated herein by
              reference.
  4  (b)      Form of Warrant Agreement to be entered into by ITT
              Destinations, Inc. and the Warrant Agent (including
              form of Warrant Certificate)...........................  The form or forms of such
                                                                       Warrants with respect to
                                                                       each particular offering will
                                                                       be filed as an exhibit to a
                                                                       Current Report on
                                                                       Form 8-K and incorporated
                                                                       herein by reference.
  5           Opinion of Richard S. Ward, Esq., on behalf of ITT
              Destinations, Inc. and ITT Corporation, in respect of
              the legality of the Securities, including the
              Guarantees.............................................  Previously filed.
 12  (a)      Computation of ITT Corporation ratios of earnings to
              fixed charges for the nine months ended September 30,
              1995 and for the five years ended December 31, 1994....  Incorporated by reference to
                                                                       Exhibit 12(a) to ITT
                                                                       Corporation's Quarterly
                                                                       Report on Form 10-Q for the
                                                                       period ended September 30,
                                                                       1995, File No. 1-5627.

EXHIBIT
NUMBER                              DESCRIPTION                                  LOCATION
-------       -------------------------------------------------------  -----------------------------
 12  (b)      Computation of ITT Destinations, Inc. ratios of
              earnings to fixed charges for the nine months ended
              September 30, 1995 and for the five years ended
              December 31, 1994......................................  Incorporated by reference to
                                                                       Exhibit 12(b) to ITT
                                                                       Corporation's Quarterly
                                                                       Report on Form 10-Q for the
                                                                       period ended September 30,
                                                                       1995, File No. 1-5627.
 15           Letter re unaudited interim financial information......  Not applicable.
 23           Consents of experts and counsel
              (a) Consent of Arthur Andersen LLP.....................  Filed herewith. See p. II-6.
              (b) Consent of Arthur Andersen LLP.....................  Filed herewith. See p. II-7.
              (c) Consent of Price Waterhouse (Milan, Italy).........  Filed herewith. See p. II-8.
              (d) Consent of Arthur Andersen LLP.....................  Filed herewith. See p. II-9.
              (e) Consent of counsel.................................  Previously filed.
 24           Power of attorney......................................  Previously filed.
 25           Form T-1, Statement of Eligibility and Qualification
              under the Trust Indenture Act of 1939 of The First
              National Bank of Chicago, Trustee under an Indenture
              pursuant to which Debt Securities are to be issued.....  Previously filed.
 26           Invitations for competitive bids.......................  Not applicable.
 28P          Information from reports furnished to state insurance
              regulatory authorities.................................  Incorporated by reference to
                                                                       ITT Corporation's Form SE
                                                                       dated March 15, 1995 (CIK No.
                                                                       216228).
 99           Additional exhibits....................................  Not applicable.